EXHIBIT 10.1

LOAN AGREEMENT

Dated March 30, 2007

by and among

ACCREDITED HOME LENDERS, INC.,

as Borrower,

ACCREDITED MORTGAGE LOAN REIT TRUST,

as Borrower,

ACCREDITED HOME LENDERS HOLDING CO.

as a Guarantor,

LENDING ENTITIES parties hereto

as Lenders,

FARALLON CAPITAL MANAGEMENT, L.L.C.,

as Administrative Agent,

and

FARALLON CAPITAL MANAGEMENT, L.L.C.,

as Collateral Agent,

LOAN AGREEMENT

This LOAN AGREEMENT dated as of March 30, 2007 (as amended, supplemented or modified from time to time, this “Agreement”) is entered into by and among ACCREDITED HOME LENDERS, INC., a California corporation (“AHL”), and ACCREDITED MORTGAGE LOAN REIT TRUST, a Maryland real estate investment trust (the “REIT”; together with AHL, each individually a “Borrower” and collectively, the “Borrowers”), ACCREDITED HOME LENDERS HOLDING CO., a Delaware corporation (“Holdings”), each of the lending entities that from time to time is a party hereto (each individually a “Lender” and collectively, the “Lenders”), FARALLON CAPITAL MANAGEMENT, L.L.C., as administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, in such capacity, the “Administrative Agent”), and FARALLON CAPITAL MANAGEMENT, L.L.C., as collateral agent for the Lenders (in such capacity, together with its successors and assigns, if any, in such capacity, the “Collateral Agent”).

ARTICLE I

DEFINITIONS

1.01. Certain Defined Terms. The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

“Aames Acquisition” means those series of transactions under which Holdings and certain of its Affiliates acquired interests in the assets of Aames Investment Corporation and it Affiliates pursuant to that Agreement and Plan of Merger, dated as of May 24, 2006.

“Acceptable SPV” means a Person which issues Structured Securities Debt.

“Accommodation Obligation” means any Contractual Obligation, contingent or otherwise, of any Loan Party with respect to any Indebtedness, obligation or liability of another, if the primary purpose or intent thereof by the Loan Party incurring the Accommodation Obligation is to provide assurance to the obligee of such Indebtedness, obligation or liability of another Person that such Indebtedness, obligation or liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders thereof will be protected (in whole or in part) against loss in respect thereof including, without limitation, direct and indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such Indebtedness, obligation or liability or to provide any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received. The amount of any Accommodation Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Accommodation Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Accommodation Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Adjusted Tangible Net Worth” means, for any Person, Net Worth of such Person plus (a) Subordinated Debt (provided that Subordinated Debt shall not be taken into account to the extent that it would cause Adjusted Tangible Net Worth to be comprised of greater than 25% Subordinated Debt) plus minority interest in preferred securities/subsidiary as shown on the most recent financial statement of such Person, minus (b) all intangible assets, including goodwill, patents, tradenames, trademarks, copyrights, franchises, any organizational expenses, deferred expenses (except those related to Structured Securities Debt or SFAS91), prepaid expenses, prepaid assets, receivables from shareholders, unconsolidated Affiliates or employees, and any other asset as shown as an intangible asset on the balance sheet of such Person on a consolidated basis as determined at a particular date in accordance with GAAP

“Administrative Agent” has the meaning ascribed to such term in the introductory paragraph hereto.

“Administrative Agent Account” means the account identified on Schedule 1.01(A) into which the Borrowers shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Adversary Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of a Loan Party) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of a Loan Party, threatened against or adversely affecting such Loan Party or property of such Loan Party.

“Affiliate” means, as applied to any specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any specified Person, means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the Securities having voting power for the election of directors of such specified Person or otherwise to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting Securities or by contract or otherwise; provided, however, when “Affiliate” is used in connection with any Loan Party, Farallon and its affiliates shall be excluded from the definition of “Affiliate”.

“Agents” means collectively, the Administrative Agent and the Collateral Agent.

“Agent-Related Persons” means the Administrative Agent and any successor agents thereto (in accordance with the terms of this Agreement), and the Collateral Agent and any successor agents thereto (in accordance with the terms of this Agreement), together with their respective Affiliates, and the officers, directors, employees, members, managing members, agents, attorneys-in-fact and shareholders of such Persons and their Affiliates.

“Agreement” has the meaning ascribed to such term in the preamble hereto.

“AHL” has the meaning ascribed to such term in the preamble hereto.

“AHL Cash Collateral Accounts” has the meaning ascribed to such term in Section 11.01(a), and will include the AHL Cash Flow Account and the AHL Deposit Collateral Account.

“AHL Cash Flow Account” has the meaning ascribed to such term in Section 11.01(b).

“AHL Deposit Collateral Account” has the meaning ascribed to such term in Section 11.01(b).

“Applicable Interest Rate” means, with respect to the outstanding principal amount of the Term A Loans and the Term B Loans and the other Obligations, 13% per annum, and with respect to the outstanding principal amount of the Term C Loans, 9% per annum for the sixty day period immediately following the Closing Date and 13% per annum for all times thereafter.

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit A attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender’s interest under this Agreement in accordance with Section 13.01.

“Available Borrowing Capacity” means available and unused borrowing capacity which may be drawn upon by Holdings or any of its consolidated Subsidiaries no later than the next Business Day. “Available Borrowing Capacity” shall not include any borrowing capacity if any event or circumstance has occurred which would prevent Holdings or such Subsidiary from drawing on the borrowing capacity or cause the related lender to have no obligation to make funds available.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as amended from time to time, and any successor statute.

“Borrower” and “Borrowers” has the meaning ascribed to such terms in the preamble hereto.

“Business Day” means a day, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close in New York, New York.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Lease, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Accounts” means, collectively, the AHL Cash Collateral Accounts and the REIT Cash Collateral Account.

“Cash Equivalents” means (a) securities with maturities of 90 days or less from the date of acquisition, issued or fully guaranteed or insured by the United States Government or any agency thereof; (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of a Commercial Bank; (c) repurchase obligations of a Commercial Bank, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States Government; (d) commercial paper of a domestic issuer rated at least A1 or the equivalent thereof by S&P or P1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the date of acquisition; (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by a Commercial Bank; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control” means each occurrence of any of the following:

(a)	Holdings shall have entered into (i) a merger agreement or any other agreement that would cause or result in a Change of Control Transaction or (ii) any agreement for the sale of all or substantially all of the assets of Holdings;

(b)	the commencement of any tender or exchange offer for the Capital Stock of Holdings; or

(c)	any public announcement of any of the foregoing.

“Change of Control Event” means the public announcement by Holdings with respect to a Change of Control and the approval of such Change of Control by the Board of Directors of Holdings and the shareholders of Holdings.

“Change of Control Option has the meaning ascribed to such term in Section 2.07.

“Change of Control Option Period” means the period commencing on the date that a Change of Control Event occurs and ending on the ninetieth day following the consummation of such Change of Control.

“Change of Control Premium” means an amount equal to 2.0% of the amount of the Loans required to be repaid pursuant to Section 2.07.

“Change of Control Transaction” means any Person or group of Persons (other than (i) Holdings, (ii) any Subsidiary or (iii) any employee or director benefit plan or stock plan of Holdings or a Subsidiary or any trustee or fiduciary with respect to any such plan when acting in that capacity or any trust related to any such plan) shall have acquired beneficial ownership of shares representing more than 50% of the combined voting power represented by the outstanding common voting stock of Holdings (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder).

“Closing Date” means the date on which all of the conditions precedent in Section 5.01 have been satisfied or waived in writing and the Loans have been funded pursuant to Section 2.01(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and any regulations or guidelines promulgated thereunder.

“Collateral” means all assets and property subject to the Lien purported to be created by the Collateral Documents.

“Collateral Agent” has the meaning ascribed to such term in the introductory paragraph hereto.

“Collateral Documents” means the Security Agreements, Pledge Agreements, each UCC Financing Statement, the Control Account Agreements, each and any other agreement or instrument pursuant to which any Loan Party or any other Person grants a Lien to the Collateral Agent to secure the Obligations.

“Combined REIT Debt” means, as of any date of determination, the sum of (i) the aggregate outstanding principal balance under the REIT Replacement Repo Facility, if any, as of such date, plus the aggregate outstanding principal amount of the Term A Loans and the Term C Loans.

“Commercial Bank” means a commercial bank having capital and surplus in excess of $500,000,000.

“Commitments” means, with respect to a Lender, such Lender’s Term A Loan Commitment, Term B Loan Commitment and Term C Loan Commitment; “Commitments” means the Term A Loan Commitments, the Term B Loan Commitments and the Term C Loan Commitments of all the Lenders, the aggregate amount of which shall not exceed $230,000,000.

“Compliance Certificate” has the meaning ascribed to such term in Section 7.01(d).

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” means, as applied to any Person, any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Control Account Agreement” means, with respect to a Securities Account or a Deposit Account, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, which effectively gives “control” (as defined in the UCC) to the Collateral Agent in such Securities Account and all investment property contained therein or Deposit Account and all funds contained therein, as the case may be.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Default” means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

“Deposit Account” means a “deposit account” as that term is defined in the UCC.

“Disbursement Account” means the account identified on Schedule 1.01(A).

“Disposition” means any transaction, or series of related transactions, pursuant to which a Loan Party sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

“Dollar”, “Dollars” and the symbol “$” mean lawful money of the United States of America.

“Eligible Assignee” means (i) any Affiliate of Farallon, (ii) any Lender, (iii) any other Institutional Investor other than a Non-U.S. Person and (iv) any other Person approved by the Borrowers, which approval shall not be unreasonably withheld or delayed.

“Environmental Laws” means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to Environmental Matters.

“Environmental Lien” means a Lien in favor of any Governmental Authority for any (i) liabilities under any Environmental Laws or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Hazardous Material.

“Environmental Matters” means any matter arising out of or relating to health and safety, or pollution or protection of the environment, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Material.

“Equity Interests” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including, without limitation, any securities convertible into or exchangeable for such corporate stock or any warrants, options or other rights for the purchase or acquisition of any such corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person, including, without limitation, any securities convertible into or exchangeable for such partnership or equity interests or any warrants, options or other rights for the purchase or acquisition of any of such partnership or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” means any of the occurrences set forth in Section 10.01 after the expiration of any applicable grace or cure period and the giving of any applicable notice, in each case as expressly provided in Section 10.01.

“Existing Defaults” means those defaults and events of default occurring prior to the date hereof and described on Schedule 1.01(B) attached hereto.

“Existing Liens” means those liens described on Schedule 9.03.

“Farallon” means Farallon Capital Management, L.L.C.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries, which period shall be the 52 week period ending on December 31 of each year.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governing Documents” means, (a) with respect to any corporation, (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such corporation, (ii) the by-laws (or the equivalent governing documents) of the corporation and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such entity’s Equity Interests; and (b) with respect to any general partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership and (ii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; and (c) with respect to any limited partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership, (ii) a certificate of limited partnership (or the equivalent organizational documents) and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; and (d) with respect to any limited liability company, (i) the certificate of limited liability (or equivalent filings) of such limited liability company, (ii) the operating agreement (or the equivalent organizational documents) of such limited liability company, and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of such company’s membership interests.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Entity” means any national, federal, state, provincial, local or other government or any court of competent jurisdiction, legislature, governmental agency, administrative agency or commission or other governmental authority or instrumentality, having jurisdiction for the United States, any of its states or political subdivisions thereof, or any other country or any political subdivisions thereof.

“Guaranties” means the Guaranties dated as of the date hereof made by certain Loan Parties in favor of the Administrative Agent and the Lenders, as such guaranties may be amended, supplemented or otherwise modified from time to time.

“Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including but not limited to, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components, and manufactured products containing hazardous substances, including but not limited to asbestos-containing materials.

“Hedging Agreement” means any and all transactions, agreements, or documents now existing or hereafter entered into by a Loan Party which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging the Borrower’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreement.

“Holdings” means Accredited Home Lenders Holding Co, a Delaware corporation.

“Indebtedness” means, as applied to any Person at any time, without duplication (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of any stock, (iii) with respect to letters of credit issued and banker’s acceptances issued for such Person’s account, (iv) to pay the deferred purchase price of property or services, except accounts payable, accrued expenses and deferred revenue arising in the ordinary course of business, (v) in respect of Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP; (vi) which are Accommodation Obligations or (vii) which are Hedging Obligations of such Person; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption prior to the Maturity Date; (d) all indebtedness of any partnership of which such Person is a general partner; and (e) all contingent Contractual Obligations with respect to any of the foregoing.

“Indemnified Matters” has the meaning ascribed to such term in Section 13.03.

“Indemnitees” has the meaning ascribed to such term in Section 13.03.

“Institutional Investor” means any commercial, investment or merchant bank, insurance company, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act, or any successor law, rule or regulation).

“Intellectual Property” means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, inventions, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business, finance and marketing plans, customer and prospective customer lists and information, and supplier and prospective supplier lists and information, (vi) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of March 30, 2007 among the Administrative Agent, the Collateral Agent, the Lenders, JPMorgan Chase Bank, National Association, as Senior Agent, and the Senior Secured Creditors referred to therein, as such agreement may be amended, supplemented and restated from time to time.

“Interest Payment Date” means June 1, September 1, December 1 and March 1 of each year, commencing with June 1, 2007.

“Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any direct or indirect loan, advance (other than prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of any Property by such Person other than in the ordinary course of its business. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal to the extent such return is in cash (or by actual permanent reduction of any Indebtedness to such Person) with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.

“Investor Rights Agreement” means that certain Investor Rights Agreement entered into on the date hereof by and among Holdings and the investors referred to therein.

“JPMorgan” means JPMorgan Chase Bank, National Association.

“JPMorgan Facility” means the 9/06 Senior Secured Credit Agreement, dated as of September 29, 2006 among JPMorgan, as a lender and as administration agent and representative for all of the Lenders party thereto, and Accredited Home Lenders, Inc., a California corporation.

“Key Persons” means James A. Konrath, Joseph J. Lydon, Stuart D. Marvin and Jeffrey W. Crawford.

“Lender” and “Lenders” have the respective meanings ascribed to such term in the preamble to this Agreement, and shall include any other Person made a party to this Agreement as a “Lender” in accordance with the provisions hereof.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any Property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a “true” lessor pursuant to § 9-505 of the Uniform Commercial Code), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

“Liquidity” means, as of any date of determination, an amount equal to the sum of (i) the Available Borrowing Capacity on such date, plus (ii) the cash and Cash Equivalents on deposit in accounts of Holdings or any of its consolidated Subsidiaries on such date, plus (iii) cash on deposit in the Cash Collateral Accounts on such date.

“List of Closing Documents” means the List of Closing Documents attached hereto and made a part hereof as Exhibit F.

“Loan Account” means an account maintained hereunder by Administrative Agent on its books of account, at Administrative Agent’s office and with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

“Loan Documents” means this Agreement, the Notes, the Guaranties, the Collateral Documents, the Warrants, the Investors Rights Agreement, any Hedging Agreement and all other instruments, agreements and written Contractual Obligations among any Loan Party and the Collateral Agent, the Administrative Agent and/or the Lenders delivered to the Agents pursuant to or in connection with the transactions contemplated hereby.

“Loan Parties” means Holdings, each Borrower and each direct and indirect Subsidiary of Holdings.

“Loans” means, collectively, the Term A Loans, the Term B Loans and the Term C Loans.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, (i) the condition (financial or otherwise), operations, assets, properties, business, financial performance or prospects of Holdings and its Subsidiaries, taken as a whole, (ii) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of the Collateral Agent or the Lenders under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Collateral Agent or Lenders on any material portion of the Collateral; provided, however, that no “Material Adverse Effect” shall be deemed to have occurred to the extent that any such material adverse change in, or material adverse effect upon, the condition (financial or otherwise), operations, assets, properties, business, financial performance or prospects of Holdings and its Subsidiaries is specifically disclosed on Schedule 5.01(f).

“Maturity Date” means March 30, 2012.

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any member of the Controlled Group may have any liability.

“Net Cash Proceeds” means, (i) with respect to any Disposition by any Person, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or any of its Subsidiaries or Affiliates, in connection therewith after deducting therefrom, only (A) the reasonable expenses related thereto reasonably incurred by such Person in connection therewith, (B) transfer taxes paid by such Person in connection therewith and (C) the principal amount of, and any accrued and unpaid interest on, any Indebtedness (and any costs and expenses related thereto) secured by any Lien on any asset that is the subject of the Disposition (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition, and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person, or the sale or issuance by any Person of any shares or units of its Equity Interest, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or any of its Subsidiaries or Affiliates in connection therewith after deducting therefrom only reasonable brokerage commissions, underwriting fees and discounts, legal fees and other reasonable customary fees and expenses and commissions.

“Net Worth” means, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).

“Non-U.S. Lender” has the meaning ascribed to such term in Section 3.02(d).

“Non-U.S. Person” means any Person that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Note” has the meaning ascribed to such term in Section 2.03(b).

“Notice of Borrowing” means a notice substantially in the form of Exhibit C attached hereto and made a part hereof.

“Obligations” means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by any Loan Party to the Administrative Agent, the Collateral Agent, any Lender, any Affiliate of such Lender, or any Person entitled to indemnification pursuant to Section 13.03 of this Agreement, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, Hedging Obligations, foreign exchange contract or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired arising under or in connection with the transactions contemplated hereby. The term includes, without limitation, all interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), charges, expenses, fees, attorneys’ fees and disbursements and any other sum chargeable to the Loan Parties under this Agreement, the Notes or any other Loan Document.

“Other Taxes” has the meaning ascribed to such term in Section 3.02(b).

“Ownership Limitation Exemption” means a validly adopted resolution of the Board of Trustees of the REIT, certified by the REIT’s Secretary, pursuant to which said Board of Trustees expressly grants to the Agents and Mortgage Investments Funding, L.L.C., under Section 1(F) of Article VIII of the Declaration of Trust, an exemption from the Ownership Limitation contained in Section 1(A) of that Article.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permits” means any permit, approval, authorization, license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Liens” means the Liens permitted under Section 9.03.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust, limited liability company or other organization, whether or not a legal entity, and any Governmental Authority.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means the Pledge Agreements dated as of the date hereof made by certain Loan Parties in favor of the Collateral Agent, as such pledge agreements may be amended, supplemented or otherwise modified from time to time.

“Preferred Shares” means the Series A Preferred Stock issued by the REIT.

“Prepayment Fee” has the meaning ascribed to such term in Section 4.02(b).

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (i) the outstanding principal amount of such Lender’s Loans, by (ii) the aggregate principal amount of all Lenders’ Loans.

“Property” means any and all interests in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Qualified Securitization Transaction” means any transaction or series of transactions that have been or may be entered into by any Loan Party in connection with or reasonably related to a transaction or series of transactions in which Holdings or any of its Subsidiaries may sell, convey or otherwise transfer to another Loan Party, or may grant a security interest in, any mortgage loans and related assets of such Loan Party.

“Register” has the meaning ascribed to such term in Section 13.01(c).

“Regulation T” means Regulation T of the Federal Reserve Board.

“Regulation U” means Regulation U of the Federal Reserve Board.

“Regulation X” means Regulation X of the Federal Reserve Board.

“REIT” has the meaning ascribed to such term in the preamble hereto.

“REIT Cash Collateral Account” has the meaning ascribed to such term in Section 11.01(a).

“REIT Opinion” means a legal opinion from counsel to the REIT to the Board of Trustees of the REIT, in form and substance acceptable to the Administrative Agent, opining that neither (i) the Pledge of the Common Shares of the REIT to the Collateral Agent or foreclosure thereupon nor (ii) the grant of the Warrants to the Lenders or exercise thereof nor (iii) the ownership by the Agents of the Shares of the REIT subject to the Pledge and/or to the Warrants, will violate Sections 1(A)(3) and 1(A)(4) of Article VIII of the REIT Declaration of Trust or cause the REIT to otherwise lose its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

“REIT Replacement Repo Facility” means a repurchase facility with respect to the Residuals, on terms and conditions reasonably satisfactory to the Administrative Agent.

“REIT Repo Facility” means that certain Master Repurchase Agreement, dated as of December 29, 2006, among Bear Stearns International Limited and REIT, as amended from time to time.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including ambient air, soil, surface or ground water.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. § 9601.

“Required Lenders” means, at any time, Lenders whose Pro Rata Shares aggregate more than 50%.

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U and X, ERISA, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, rule or regulation.

“Residuals” means all the residual cash flows in the REIT.

“Residual Value” means the value of the Residuals calculated as set forth in a discounted cash flow model using a 15% discount rate and good faith assumptions set forth in Schedule 1.01(C) attached hereto.

“Restricted Payments” means, with respect to any Person, (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of, partnership interest of or other Equity Interest of, such Person, now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of, partnership interest of or other equity interest of, such Person now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any subordinated indebtedness, and (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of, partnership interest of or other Equity Interest of, such Person now or hereafter outstanding.

“Section 856 Trust” has the meaning ascribed to such term in Section 6.01(cc).

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Securities Account” means a “securities account” as that term is defined in the UCC.

“Security Agreements” means the Security Agreements dated as of the date hereof made by the Borrowers and certain Loan Parties in favor of the Collateral Agent, as such security agreements may be amended, supplemented or otherwise modified from time to time.

“SFAS91” means Financial Accounting Standards Board (FASB) Statement No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.

“Solvent”, when used with respect to any Person, means that at the time of determination:

(a) the fair market value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); and

(b) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

(c) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

(d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“Structured Securities Debt” means any Indebtedness incurred by an Acceptable SPV, provided that (i) such Indebtedness is non-recourse to any shareholders or equity owner of such Acceptable SPV, (ii) such Indebtedness is publicly or privately issued Indebtedness of the Acceptable SPV and (iii) such Indebtedness is rated by at least one rating agency.

“Subordinated Debt” means, Indebtedness of any Person which is (i) unsecured, (ii) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the Maturity Date and (iii) the payment of the principal of and interest on such Indebtedness and other obligations of such Person in respect of such Indebtedness are subordinated to the prior payment in full of the Obligations on terms and conditions approved in writing by the Administrative Agent and all other terms and conditions of which are satisfactory in form and substance to the Administrative Agent.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors of such corporation, (B) the interest in the capital or profits of such partnership or limited liability company or (C) the beneficial interest in such trust or estate is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Tax Return” means any report, return or other information filed with any taxing authority with respect to Taxes imposed upon or attributable to the operations of the Business.

“Taxes” has the meaning ascribed to such term in Section 3.02(a).

“Term A Loans” has the meaning ascribed to such term in Section 2.01(a).

“Term A Loan Commitment” means, with respect to a Lender, the obligation of such Lender to make Term A Loans pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth opposite such Lender’s name on the signature pages hereof; “Term A Loan Commitments” means the aggregate principal amount of the Term A Loan Commitments of all the Lenders, which amount shall not exceed $70,000,000.

“Term B Loans” has the meaning ascribed to such term in Section 2.01(a).

“Term B Loan Commitment” means, with respect to a Lender, the obligation of such Lender to make Term B Loans pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth opposite such Lender’s name on the signature pages hereof; “Term B Loan Commitments” means the aggregate principal amount of the Term B Loan Commitments of all the Lenders, which amount shall not exceed $130,000,000.

“Term C Loans” has the meaning ascribed to such term in Section 2.01(a).

“Term C Loan Commitment” means, with respect to a Lender, the obligation of such Lender to make Term C Loans pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth opposite such Lender’s name on the signature pages hereof; “Term C Loan Commitments” means the aggregate principal amount of the Term C Loan Commitments of all the Lenders, which amount shall not exceed $30,000,000.

“Third Party” means a Person who or which is neither a party nor an Affiliate of a party.

“UCC Financing Statement” has the meaning assigned to such term in the Uniform Commercial Code.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time.

“United States” means the fifty (50) states of the United States of America and the District of Columbia.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Warrants” means the Warrants to purchase 3,226,431 shares of Common Stock from Holdings substantially in the form of Exhibit E attached hereto and made a part hereof.

1.02. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.

1.03. Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

1.04. Other Terms. Terms not otherwise defined herein which are defined in, or used in, Article 9 of the Uniform Commercial Code shall have the respective meanings assigned to such terms in Article 9 of the Uniform Commercial Code.

ARTICLE II

AMOUNTS AND TERMS OF LOANS

2.01. Loan Facility.

(a) Loans. Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make (i) a term loan to the REIT (each individually, a “Term A Loan” and, collectively, the “Term A Loans”) on the Closing Date in an amount not to exceed at any time such Lender’s Term A Loan Commitment, (ii) a term loan to AHL (each individually, a “Term B Loan” and, collectively, the “Term B Loans”) on the Closing Date in an amount not to exceed at any time such Lender’s Term B Loan Commitment and (iii) a term loan to REIT (each individually, a “Term C Loan” and, collectively, the “Term C Loans”) on the Closing Date in an amount not to exceed at any time such Lender’s Term C Loan Commitment.

(b) Notice of Borrowing. When the Borrowers desire to borrow under this Section 2.01, the Borrowers shall deliver to the Administrative Agent a Notice of Borrowing, signed by it, no later than 11:00 a.m. (New York time) at least two (2) Business Days in advance of the proposed Closing Date. Such Notice of Borrowing shall specify the proposed Closing Date (which shall be a Business Day). In lieu of delivering such a Notice of Borrowing, the Borrowers may give the Administrative Agent a telephonic notice of any proposed borrowing by the time required under this Section 2.01(b) if it confirms such notice by delivery of the Notice of Borrowing to the Administrative Agent promptly, but in no event later than 5:00 p.m. (New York time) on the same day. Any Notice of Borrowing (or telephonic notice in lieu thereof) given pursuant to this Section 2.01(b) shall be irrevocable and binding on the Borrowers.

(c) Making the Loans. (i) Each Lender shall deposit an amount equal to its Commitment with the Administrative Agent in the Administrative Agent Account in immediately available funds, not later than 12:00 p.m. (New York City time) on the Closing Date. Subject to the satisfaction of the conditions precedent set forth in Article V, the Administrative Agent shall make the proceeds of such amounts received by it available to the Borrowers not later than 3:00 p.m. (New York time) at the Administrative Agent’s office in San Francisco, California on the Closing Date and shall disburse such proceeds in an amount equal to $100,000,000 to the REIT in accordance with the written directions of the REIT and $130,000,000 to AHL in accordance with the written directions of AHL.

(ii) All Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Commitments. The failure of any Lender to deposit the amount described in clause (i) above with the Administrative Agent on the Closing Date shall not relieve any other Lender of its obligations hereunder to make its Loan on the Closing Date. No Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Loan hereunder nor shall the Commitment of any Lender be increased or decreased as a result of any such failure, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

2.02. Repayment of Loans. The principal amount of the Loans shall be payable in full in Dollars on the Maturity Date.

2.03. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrowers to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrowers, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Notes. If so requested by any Lender by written notice to the Borrowers (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the applicable Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 13.01) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after such Borrower’s receipt of such notice) one or more promissory notes, each substantially in the form of Exhibit B attached hereto and made a part hereof (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the “Notes”; and “Note” means any one of the Notes), in such denominations requested by such Lender to evidence such Lender’s Loan to such Borrower.

2.04. Use of Proceeds of Loan. The proceeds of the Term A Loans and Term B Loans shall be used (i) to fund repurchase obligations (including, for the avoidance of doubt, early payment default claims) of the Borrowers, (ii) to satisfy margin calls from warehouse lenders, (iii) to fund loan originations, (iv) pay all transaction costs, expenses and fees incurred in connection with the Loan Documents, (v) to repay a portion of the outstanding amount under the REIT Repo Facility, and (vi) for general working capital and business purposes of Borrowers. The proceeds of the Term C Loans shall be used to repay the outstanding amount under the REIT Repo Facility.

2.05. Authorized Officers, Employees and Administrative Agent. On the date hereof and from time to time thereafter, the Borrowers shall deliver to the Administrative Agent a certificate setting forth the names of the officers, employees and agents of the Borrower who are authorized to request Loans on behalf of the Borrowers, and containing a specimen signature of each such officer, employee or agent. The officers, employees and agents so authorized shall also be authorized to act for the Borrowers in respect of all other matters relating to the Loan Documents. The Administrative Agent shall be entitled to rely conclusively on each such officer’s, employee’s or agent’s authority to request the Loans and to act for the Borrowers until the Administrative Agent receives written notice to the contrary. In addition, the Administrative Agent shall be entitled to rely conclusively on any written notice purportedly sent to it by telecopy by any Borrower that it believes in good faith to have been sent by such Borrower. The Administrative Agent shall have no duty to verify the authenticity of the signature appearing on, or any telecopy or facsimile of, any written Notice of Borrowing or any other document, and, with respect to an oral request for such a Loan, the Administrative Agent shall have no duty to verify the identity of any person representing himself or herself as one of the officers, employees or agents authorized to make such request or otherwise to act on behalf of the Borrowers. The Administrative Agent and the Lenders shall not incur any liability to any Borrower or any other Person in acting upon any facsimile or telephonic notice referred to above which the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of such Borrower.

2.06. Manner and Time of Payment. (a) Payments. All payments of principal of and interest on the Loans and other Obligations (including, without limitation, fees and expenses) which are payable to the Administrative Agent or the Lenders shall be made without set-off, counterclaim, deduction or other defense, condition or reservation of right, in immediately available funds, deposited to the Administrative Agent Account not later than 11:00 a.m. (New York time) on the date due. Thereafter, payments received by the Administrative Agent shall be distributed to each Lender in accordance with its Pro Rata Share in accordance with the provisions of Section 2.06(c) on the date received, if received prior to 11:00 a.m., and on the next succeeding Business Day if received thereafter, by the Administrative Agent.

(b) Except as provided in Section 2.01 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.06 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

(c) Apportionment of Payments. (i) Subject to the provisions of Section 2.06(c)(ii), all payments of principal and interest in respect of outstanding Loans and all payments of fees (other than as set forth in Section 4.01) and all other payments in respect of any other Obligation shall be allocated among the Lenders, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment at the time when such payment is made. All such payments and any other proceeds of Collateral or other amounts received by the Administrative Agent from or on behalf of the Borrower shall be promptly applied to pay all Obligations of the Borrower then due and payable.

(ii) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and shall upon the acceleration of the Obligations pursuant to Section 10.01, apply all payments in respect of any Obligations and all proceeds of Collateral to the Obligations in the following order:

(A) first, to pay Obligations in respect of any expense reimbursements, indemnities or other liabilities then due to the Administrative Agent or the Collateral Agent;

(B) second, to pay Obligations in respect of any fees then due to the Agents and the Lenders;

(C) third, to pay interest due in respect of the Loans;

(D) fourth, to pay the principal outstanding on the Loans; and

(E) fifth, to the ratable payment of all other Obligations;

provided, however, if sufficient funds are not available to fund all payments to be made in respect of any of the Obligations described in any of the foregoing clauses (A) through (E), the available funds being applied with respect to any such Obligations referred to in any one of such clauses shall be allocated to the payment of such Obligations in such clause ratably, based on the proportion of each Agent’s and each Lender’s interest in the aggregate outstanding Obligations described in such clauses.

(d) Payments on Non-Business Days. Whenever any payment to be made by the Borrower hereunder or under the Note is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day, and any such extension of time shall be included in the computation of the payment of interest and fees hereunder.

2.07. Change of Control. Upon a Change of Control Event, the Lenders shall have the option (the “Change of Control Option”) to demand that the Borrowers pay any or all of the Loans. The Lenders may exercise such Change of Control Option at any time during the Change of Control Option Period by giving notice to the Borrowers that the Lenders are demanding that the Borrower repay the Loans. In the event that the Lenders give notice to the Borrowers that it is exercising the Change of Control Option with respect to a Change of Control at least fifteen (15) days prior to the consummation of the transaction causing such Change of Control, the Borrowers shall pay the Loans specified in such notice, together with the Change of Control Premium and all accrued and unpaid interest, on the date such Change of Control is consummated. In the event that the Lenders give notice to the Borrowers that it is exercising the Change of Control Option with respect to a Change of Control after the fifteenth day prior to the consummation of the transaction causing such Change of Control, the Borrowers shall pay the Loans specified in such notice, together with the Change of Control Premium and all accrued and unpaid interest, on the thirtieth Business Day following written demand for such payment.

ARTICLE III

PAYMENTS AND PREPAYMENTS

3.01. Prepayments of Loans. The Borrowers may prepay the Loans in whole upon at least five (5) Business Days’ prior written notice to the Administrative Agent provided that the Prepayment Fee, if any, is paid. Any notice of prepayment given to the Administrative Agent under this Section 3.01(a) shall specify (i) the date of prepayment, (ii) the aggregate principal amount of the prepayment, and (iii) the amount of the Prepayment Fee as calculated in accordance with Section 4.02(a). When notice of prepayment is delivered as provided herein, the principal amount of all Loans and the Prepayment Fee shall, if applicable, become due and payable on the prepayment date specified in such notice.

3.02. Taxes. (a) Payments Free and Clear of Taxes. Any and all payments by the Borrowers hereunder, under the Notes or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all present or future taxes, levies, imposts, duties, fees, deductions, charges or withholdings, and all interest, penalties, additions to tax and liabilities with respect thereto, excluding, in the case of each Agent and each Lender, taxes imposed on its net income, capital, profits or gains and franchise taxes imposed on it, in each case by (i) the United States, (ii) the Governmental Authority of the jurisdiction in which the Administrative Agent’s office is located or (iii) the Governmental Authority in which such Person is organized, managed, controlled or doing business, in each case including all political subdivisions thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, being hereinafter referred to as “Taxes”). If the Borrowers shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder, under the Notes or under any other Loan Document to any Lender, (t) such sum payable shall be increased as may be necessary so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 3.02) such Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (u) the Borrowers shall make such withholdings or deductions, and (v) the Borrowers shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) Other Taxes. In addition, the Borrowers agree to pay any present or future stamp, value-added or documentary taxes or any other excise or property taxes, charges or similar levies which arise from and which relate directly to (i) any payment made under any Loan Document or (ii) the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) Indemnification. The Borrowers will indemnify each Lender and each Agent against, and reimburse each on demand for, the full amount of all Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 3.02 and any additional income or franchise taxes resulting therefrom) incurred or paid by such Lender or such Agent (as the case may be) or any Affiliate of such Lender or Agent and any liability (including penalties, interest, and reasonable out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to any amount payable to any Person under this Section 3.02 submitted by such Person to the Borrowers shall, absent manifest error, be final, conclusive and binding upon all parties hereto. This indemnification shall be made within thirty (30) days from the date such Person makes written demand therefor and within thirty (30) days after the receipt of any refund of the Taxes or Other Taxes following final determination that the Taxes or Other Taxes which gave rise to the indemnification were not required to be paid, such Person shall repay to such Borrower the amount of such indemnity paid by such Borrower, net of all out-of-pocket expenses of Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 3.02(c) shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

(d) Withholding Exemptions.

(i) Each Borrower hereby acknowledges and agrees that the Obligations pursuant to the Loans constitute registered obligations for United States withholding tax purposes. Each Lender that is a Non-U.S. Person (each, a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) deliver to Borrower and Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8IMY (in each case claiming eligibility of the Non-U.S. Lender for benefits of an income tax treaty to which the United States is a party), or United States Internal Revenue Service Form W-8ECI, or any subsequent versions thereof or successors thereto; or in the case of a Non-U.S. Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of portfolio interest, (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (y) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8IMY, or applicable successor form, certifying as to such Non-U.S. Lender’s foreign status.

(ii) Upon Borrower’s reasonable request and within a reasonable time after such Borrower’s request, each Lender that is a U.S. Person shall deliver to Borrower and Agent two copies of United States Internal Revenue Service Form W-9 (or applicable successor form) to establish that such Lender is entitled to receive all payments from Borrower hereunder and under any other Loan Document free and clear from withholding of United States federal income tax.

(iii) Each Lender further undertakes to deliver to each of Borrower and Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by Borrower or Agent. Borrower hereby agrees that all forms, Exemption Certificates or amendments described in this Section 3.02(d), if properly completed and executed, shall evidence that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes or, in the case of a Lender claiming treaty benefits, a reduced rate of deduction or withholding.

(iv) If a Lender which is otherwise exempt from or subject to a reduced rate of withholding tax becomes subject to Taxes because of its failure to deliver a form required pursuant to this Section 3.02(d), Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(v) Any Lender, if requested by Borrower or Agent, shall deliver documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(e) Receipts. Within thirty (30) days after the date of any written request by Administrative Agent of evidence of payment of Taxes or Other Taxes by the Borrowers, the Borrowers will furnish to the Administrative Agent the original or a certified copy of a receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing payment thereof or a certificate of the Borrowers stating that no Taxes or Other Taxes are due and payable. The Borrowers will furnish to the Administrative Agent upon the Administrative Agent’s request from time to time a certificate stating that all Taxes and Other Taxes of which it is aware that are due have been paid and that no additional Taxes or Other Taxes of which it is aware are due.

(f) Limitation. Any notice given by any Lender or other Person under this Section 3.02 shall be effective only if given within six months after such Lender or other Person becomes aware or should have become aware of the events giving rise to such notice.

(g) Survival. The obligations of the Borrowers under this Section 3.02 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.03. Increased Capital. If after the date hereof any Lender determines that (i) the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority exercising jurisdiction, power or control over any Lender (whether or not having the force of law), compliance with which affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (ii) the amount of such capital is increased by or based upon the making or maintenance by any Lender of its Loans or other advances made hereunder or the existence of any Lender’s obligation to make Loans, then, in any such case, upon written demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrowers agree to pay to the Administrative Agent for the account of such Lender within ten (10) Business Days of written demand therefor, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation therefor. Such demand shall be accompanied by a statement certifying in reasonable detail as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, in the absence of manifest error.

ARTICLE IV

INTEREST AND FEES

4.01. Interest on the Loans and Other Obligations.

(a) Rate of Interest. The outstanding principal amount of all Loans and the outstanding amount of all other Obligations shall bear interest on the unpaid amount thereof from the date such Loans are made and such other Obligations are due until such principal amount and such Obligations are paid in full at the rate per annum equal to the Applicable Interest Rate

(b) Interest Payments. Interest accrued pursuant to Section 4.01(a) on the outstanding principal amount of the Loans shall be payable in arrears in Dollars on each Interest Payment Date. Interest accrued at the Default Rate shall be payable in arrears on demand in Dollars. Interest accrued on the principal balance of all other Obligations shall be payable on demand in Dollars.

(c) Computation of Interest. Interest on the Loans and all other Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest on any Loan, the date of the making of the Loan shall be included and the date of payment shall be excluded; provided, however, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on such Loan. Each Borrower hereby authorizes the Administrative Agent to, and the

Administrative Agent may, charge the Loan Account with the amount of the interest due under this Section 4.01. The Administrative Agent agrees to provide the Borrowers with a statement of the interest due; provided, however, failure to provide such statement shall not, under any circumstances or in any event, result in any liability whatsoever on the part of the Lenders or the Agents.

4.02. Fees.

(a) Prepayment Fee. If the Borrowers prepay the Term A Loans or the Term B Loans pursuant to Section 3.01(a), the Borrowers shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, an early termination fee (the “Prepayment Fee”) as follows: (i) if the prepayment occurs during the period from the Closing Date to the date which is the first anniversary of the Closing Date, an amount equal to seven percent (7%) of the amount of such prepayment, (ii) if the prepayment occurs during the period from the date which is the first anniversary of the Closing Date to the date which is the second anniversary of the Closing Date, an amount equal to seven percent (7%) of the amount of such prepayment, (iii) if the prepayment occurs during the period from the date which is the second anniversary of the Closing Date to the date which is the third anniversary of the Closing Date, an amount equal to five percent (5%) of the amount of such prepayment, (iv) if the prepayment occurs during the period from the date which is the third anniversary of the Closing Date to the date which is the fourth anniversary of the Closing Date, an amount equal to three percent (3%) of the amount of such prepayment, and (v) if the prepayment occurs during the period from the date which is the fourth anniversary of the Closing Date to the Maturity Date, an amount equal to zero. The Prepayment Fee shall be payable on the date such prepayment is made. For avoidance of doubt, no Prepayment Fee shall be payable in connection with prepayments under Section 9.08(b).

(b) Payment of Fees. All fees specified or referred to herein due to the Administrative Agent or any Lender will be fully earned and nonrefundable when paid. Each Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, charge the Loan Account with the amount of the fees or charges due under this Section 4.02.

ARTICLE V

CONDITIONS TO LOANS

5.01. Conditions Precedent to the Loans. The obligation of each Lender on the Closing Date to make its Loans shall be subject to the satisfaction of each of the following conditions precedent (unless waived in writing by each of the Lenders):

(a) Documents. The Administrative Agent (on behalf of itself and the Lenders) shall have received, in form and substance reasonably satisfactory to the Administrative Agent, on or before the Closing Date all of the following:

(i) this Agreement, the Notes, the Collateral Documents, the other Loan Documents and all other agreements, documents, instruments, certificates, opinions and corporate resolutions described in the List of Closing Documents, each duly executed where appropriate and in form and substance satisfactory to the Lenders and in sufficient copies for each of the Lenders; and

(ii) such additional documentation as the Administrative Agent and any Lender may reasonably request.

(b) Collateral; Perfection of Liens. The Administrative Agent shall have received complete and accurate information from Holdings and its Subsidiaries with respect to the name and the location of the principal place of business and chief executive office for each Loan Party; all necessary UCC financing statements shall have been filed and all other filings and recordings shall have been made; all filing and recording fees and taxes shall have been paid or duly provided for. The Administrative Agent shall be satisfied that all Liens granted to the Collateral Agent with respect to all Collateral are valid and effective and all material Liens shall be perfected and of first priority (and a second priority Lien on the assets secured by the JPMorgan Facility). All certificates representing Equity Interests included in the Collateral shall have been delivered to the Collateral Agent (with duly executed stock powers, as appropriate) and all instruments included in the Collateral shall have been delivered to the Collateral Agent (duly endorsed to the Administrative Agent). The Administrative Agent shall be satisfied that the Collateral Agent has a first priority Lien on Residuals of the REIT with a Residual Value of at least $150,000,000.

(c) No Legal Impediments. Except as disclosed on Schedule 5.01(c), no law, regulation, order, judgment or decree of any Governmental Authority shall, and the Administrative Agent shall not have received any notice that any action, suit, investigation, litigation or proceeding is pending or overtly threatened in any court or before any arbitrator or Governmental Authority which shall, (i) purport to enjoin, prohibit, restrain or otherwise affect the making of the Loan or to materially impair the Collateral or (ii) that has resulted or could reasonably be expected to impose or result in the imposition of a Material Adverse Effect.

(d) Consents. Each Loan Party shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow such Loan Party, lawfully and without risk of rescission, (i) to execute, deliver and perform, in all material respects, its obligations under each Loan Document to which it is, or is to be, a party and each other agreement or instrument to be executed and delivered by it pursuant thereto or in connection therewith and (ii) to consummate the transactions contemplated by the Loan Documents.

(e) Compliance. Each Loan Party shall be in compliance with all Requirements of Law except that which (i) could not reasonably be expected to result in a Material Adverse Change or (ii) has been disclosed on Schedule 5.01(e) attached hereto.

(f) No Change in Condition. Except as set forth in Schedule 5.01(f) attached hereto, no material adverse change in the business, financial performance, assets, operations, prospects, or condition (financial or otherwise) of Holdings and its Subsidiaries shall have occurred since December 31, 2006.

(g) Fees and Expenses Paid. There shall have been paid to the Administrative Agent all reasonable reimbursement for all legal, tax and regulatory costs and expenses (including, without limitation, fees and expenses of counsel to the Agents) on work performed through the date hereof and work to be performed through the Closing Date due and payable on or before the Closing Date up to a maximum of $1,500,000.

(h) JPMorgan Financing. JPMorgan shall have entered into the Intercreditor Agreement with the Agents, in form and substance satisfactory to the Administrative Agent, pursuant to which JPMorgan shall have (i) consented to a second lien by the Collateral Agent on the same assets that are securing the JPMorgan Facility, (ii) agreed to cap the outstanding amount under the servicing rights financing to $49,000,000, and (iii) waived all defaults under the JPMorgan Facility.

(i) REIT Repo Facility. The REIT Repo Facility with Bear Stearns International Limited shall have been terminated.

(j) Warehouse Facility. The Administrative Agent shall be satisfied that (A) the Borrowers have access to and availability under warehouse facilities from either existing warehouse lenders that have waived all existing defaults under their respective warehouse facilities on terms and conditions satisfactory to the Agent or new warehouse lenders under new warehouse facilities containing terms and conditions satisfactory to the Administrative Agent and (B) the Borrowers have availability and the right to borrow at least $750,000,000 under the warehouse facilities referred to in clause (A).

(k) Legal Opinions. The Administrative Agent shall have received legal opinions from counsel for the Loan Parties as further specified on the List of Closing Documents, in form and substance satisfactory to the Administrative Agent.

(l) REIT Opinion. The Administrative Agent shall have received fully and validly executed copies of (i) the REIT Opinion and (ii) the Ownership Limitation Exemption.

(m) Financial Statements. Holdings will represent to the Administrative Agent and the Lenders that, to the best of its knowledge, Holdings’ 2006 10-K, when filed, will not contain any material changes, except as disclosed on Schedule 5.01(m) attached hereto, from the draft previously provided, other than (i) to reflect the approximately $150,000,000 loss on sale of loans, (ii) the write down of Holdings’ deferred tax asset, (iii) the creation and write-off of goodwill related to the Aames Acquisition, (iv) the inclusion of a going concern qualification in Grant Thornton’s audit opinion, and (v) a material weakness relating to AHL controls relating to non-recurring transactions, such as an acquisition.

(n) Financial Information. The Borrowers shall have delivered to the Administrative Agent and the Lenders (i) an unaudited consolidated balance sheet of AHL and its Subsidiaries dated not earlier than two days prior to the Closing Date showing tangible net worth of not less than $275,000,000 as of such date and (ii) a certificate of the principal financial officer of AHL certifying as to such balance sheet and neither Holdings nor any of its subsidiaries has knowledge after reasonable inquiry or is aware of any information or other matter that would make the financial information set forth therein materially inaccurate or incomplete. Such unaudited consolidated balance sheet shall reflect the items disclosed in clauses (i), (ii) and (iii) of Section 5.01(m) above.

(o) Warrants. The Administrative Agent shall have received the Warrants and the Investor Rights Agreement, each in form and substance satisfactory to the Administrative Agent.

(p) Cash Collateral. Concurrent with the funding of the Loans, AHL shall have deposited $30,000,000 into the AHL Deposit Collateral Account.

(q) No Default. No Event of Default or Default shall have occurred and be continuing or would result from the making of the Loans requested to be made on the Closing Date.

(r) Representations and Warranties. All of the representations and warranties contained in Section 6.01 and in the other Loan Documents shall be true and complete in all material respects on and as of the Closing Date, both before and immediately after giving effect to the making of the Loans.

(s) The Administrative Agent and the Lenders shall have received fully and validly executed copies of (i) the REIT Opinion and (ii) the Ownership Limitation Exemption.

(t) Closing Date. The Closing Date shall have occurred prior to April 2, 2007.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.01. Representations and Warranties. In order to induce the Lenders to enter into this Agreement and to make the Loans, Holdings and each Borrower hereby represents and warrants as follows:

(a) Organization, Good Standing, Etc. Each Loan Party (i) is duly organized, validly existing and, to the extent applicable in such jurisdiction, in good standing under the laws of its jurisdiction of organization or formation as identified in Schedule 6.01(a), (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to so qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) Authority. (i) Each Loan Party has the requisite power and authority to execute, deliver and perform each of the Loan Documents to which it is a party.

(ii) No other action or proceeding on the part of any Loan Party is necessary to execute, deliver and perform each of the Loan Documents to which it is a party or to consummate the transactions contemplated thereby.

(iii) Each of the Loan Documents to which any Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity relating to enforceability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) No Conflict. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the consummation of the transactions contemplated thereby do not and will not (i) conflict with the Governing Documents of such Loan Party, (ii) violate any Requirements of Law or any material Contractual Obligation of such Loan Party, or (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of such Loan Party other than the liens in favor of the Collateral Agent as contemplated herein.

(d) Capitalization. On the Closing Date, the issued and outstanding Equity Interests of each Loan Party are as set forth on Schedule 6.01(d)(i). All of the issued and outstanding Equity Interests of each Loan Party have been validly issued and are fully paid and nonassessable, and except as set forth on Schedule 6.01(d)(ii), the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as set forth on Schedule 6.01(d)(iii), there are no plans or arrangements in existence relating to the issuance of Equity Interests of a Loan Party. Except as set forth on Schedule 6.01(d)(iv), there are (1) no outstanding debt or equity securities of a Loan Party and no outstanding obligations of a Loan Party convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from such Loan Party, or other obligations of such Loan Party to issue, directly or indirectly, any Equity Interests of any such Person, and (2) no “phantom stock” rights, “stock appreciation rights” or other rights whose value is determined with respect to the income or capital appreciation of a Loan Party.

(e) Subsidiaries. Schedule 6.01(e) sets forth the ownership interest of each Loan Party in its Subsidiaries as of the Closing Date.

(f) Consents. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the consummation of the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority or any other Person.

(g) Financial Position of the Loan Parties. All financial statements, pro forma balance sheets and other financial information delivered to the Administrative Agent are fairly stated in all material respects. The foregoing financial statements and pro forma balance sheets were prepared in conformity with GAAP. No Loan Party has any contingent liability or liability for any Taxes, long-term leases or commitments, not reflected in the foregoing financial statements which will have or is reasonably likely to have a Material Adverse Effect.

(h) Adverse Proceedings. Except as set forth on Schedule 6.01(h), there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 6.01(h), no Loan Party (i) is in material violation of any Requirements of Law (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(i) No Material Adverse Effect. Except as disclosed on Schedule 5.01(m), since December 31, 2006, there has occurred no event which has had or is reasonably likely to have a Material Adverse Effect.

(j) Payment of Taxes. All tax returns and material reports regarding taxes required to be filed by Holdings and its Subsidiaries have been timely filed (other than pursuant to applicable extensions) and all taxes, assessments, fees and other governmental charges shown on such returns have been paid when due and payable, except such taxes, if any, as are reserved against in accordance with GAAP and are being contested in good faith by appropriate proceedings.

(k) Performance. Except as disclosed in a Schedule 6.01(k), no Loan Party has received notice, or has knowledge, that it is in default in the performance, observance or fulfillment of any material Contractual Obligations applicable to it.

(l) Disclosure. The representations and warranties of each Loan Party contained in the Loan Documents and all certificates and other documents delivered pursuant to the terms thereof, to such Loan Party’s knowledge, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading in any material respect. No Loan Party has intentionally withheld any fact from any Agent or Lender with regard to any matter which will have or is reasonably likely to have a Material Adverse Effect.

(m) Requirements of Law. Except as set forth on Schedule 6.01(m), each Loan Party is in compliance in all material respects with all Requirements of Law applicable to it and its business.

(n) Environmental Matters. Each Loan Party and its operations and Property comply in all respects with all applicable Environmental Laws, except where noncompliance has not resulted or would not be reasonably likely to have a Material Adverse Effect. Each Loan Party has obtained all Permits necessary under Environmental Laws for its operations and Property and all such Permits are in good standing and such Loan Party is in compliance with all terms and conditions of such Permits except, in each case or in the aggregate, such as has not resulted or would not be reasonably likely to have a Material Adverse Effect. No Loan Party nor its operations is subject to any order from or written settlement agreement with any Governmental Authority or private party or any judicial or administrative proceeding or investigation respecting any Environmental Law, except for any such order or written settlement agreement under which neither the Loan Party nor its operations have any outstanding obligations. No Loan Party nor its operations is subject to any Remedial Action or other Liabilities and Costs arising from the Release, at levels in excess of standards or objectives established by applicable Environmental Laws or applicable guidelines issued by Governmental Authorities, or threatened Release of Hazardous Material into the indoor or outdoor environment except such as has not resulted or would not be reasonably likely to have a Material Adverse Effect. No Loan Party has filed any notice under any Requirement of Law indicating treatment, storage or disposal of a hazardous waste, as that term is defined under 40 CFR Part 261 or any applicable state equivalent except such as has not resulted or would not be reasonably likely to have a Material Adverse Effect. No Loan Party has filed any notice under applicable Requirement of Law reporting a Release of Hazardous Materials into the indoor or outdoor environment except such as has not resulted or would not be reasonably likely to have a Material Adverse Effect. No Environmental Liens have attached to any Property of any Loan Party securing any obligations. No Loan Party has received any written notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of Hazardous Materials into the indoor or outdoor environment except such as has not resulted or would not be reasonably likely to have a Material Adverse Effect.

(o) Securities Activities. Neither Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(p) Government Regulation. No Loan Party is subject to regulation under the (i) Public Utility Holding Company Act of 1935, as amended, or, as the case may be, the Public Utility Holding Company Act of 2005, enacted as part of the Energy Policy Act of 2005, Pub. L. No. 109-58 as codified at §§ 1261 et seq., and the regulations adopted thereunder, as amended, (ii) the Federal Power Act, (iii) the Investment Company Act of 1940 or (iv) under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(q) Solvency. Each Loan Party is and, upon the incurrence of the Obligations by such Loan Party, will be, Solvent.

(r) Patents, Trademarks, Permits. Except as set forth on Schedule 6.01(r), each Loan Party owns, is licensed or otherwise has the lawful right to use the permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes necessary and sufficient for the conduct of its business as currently conducted which are material to its condition (financial or otherwise), operations, performance and prospects, except for “off-the-shelf” software. There are no claims pending or, to such Loan Party’s knowledge, overtly threatened that such Loan Party is infringing or otherwise adversely affecting the rights of any Person with respect to such permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes, except for such claims and infringements as do not, in the aggregate, give rise to any liability on the part of such Loan Party which has or is reasonably likely to have a Material Adverse Effect.

(s) Assets and Properties. Each Loan Party has good and marketable title to all of its assets and property (tangible and intangible), and all such assets and property are free and clear of all Liens, other than the Permitted Liens and the Liens in favor of the Collateral Agent as contemplated herein.

(t) Material Agreements. Schedule 6.01(t)(1) contains a complete and accurate list of all the material Contractual Obligations in effect on the Closing Date, and except as set forth on Schedule 6.01(t)(2), all such material Contractual Obligations are in full force and effect and no defaults currently exist thereunder as of the Closing Date.

(u) No Default. Except as set forth on Schedule 6.01(k), no Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except, in each case, where such default or defaults, if any, could not reasonably be expected to result in a Material Adverse Effect.

(v) Insurance. The policies of insurance maintained by or for the benefit of the Loan Parties set forth on Schedule 6.01(v) have been previously made available to the Administrative Agent prior to the Closing Date and are in full force and effect and are of a nature and provide such coverage as is customarily carried by businesses of equivalent size and character of Holdings and its Subsidiaries, taken as a whole, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

(w) Real Property. Set forth on Schedule 6.01(w) is a complete and accurate list, as of the Closing Date, of the addresses of all real property owned or leased by any Loan Party, together with, in the case of leased property, the name and mailing address of the lessor of such property.

(x) Pension Plans. Except as set forth on Schedule 6.01(x), during the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Loan, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which is reasonably expected to result in the incurrence by the Borrower of any material liability, fine or penalty. All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Borrower nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, might result in a withdrawal or partial withdrawal from any such plan; and neither the Borrower nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

(y) Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to any Loan Party’s knowledge, threatened against such Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or, to such Loan Party’s knowledge, threatened against such Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to any Loan Party’s knowledge, threatened against such Loan Party and (iii) to any Loan Party’s knowledge, no union representation question existing with respect to the employees of such Loan Party and no union organizing activity taking place with respect to any of the employees of any of them, that, in the case of (i), (ii) and (iii) would reasonably be expected to have a Material Adverse Effect.

(z) Security Interests. Each Collateral Document creates in favor of the Collateral Agent, for the ratable benefit of the Lenders, the Administrative Agent and the Collateral Agent, a legal, valid and enforceable security interest in the Collateral secured thereby, free of all Liens except for the Permitted Liens.

(aa) Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby other than payments to Bear Stearns International Limited and Friedman, Billings, and Ramsey.

(bb) Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(cc) Section 856 Trust Status. The REIT, (i) for all taxable years commencing with the REIT’s taxable year ending December 31, 2004 through December 31, 2006, has been subject to taxation as a real estate investment trust (a “Section 856 Trust”) within the meaning of Section 856 of the Code and has been organized and operated in conformity with the requirements for qualification and taxation as a Section 856 Trust for such years, (ii) has operated since December 31, 2006 to the date hereof in a manner that will permit it to qualify as a Section 856 Trust for the taxable year that includes the date hereof, and (iii) intends to continue to operate in such a manner as to permit it to continue to qualify as a Section 856 Trust for the 2007 taxable year and subsequent years. The REIT has not received any notice that a challenge to the REIT’s status as a Section 856 Trust is pending or threatened.

(dd) Debt to Adjusted Tangible Net Worth Ratio. After giving effect to the incurrence of the Loans by the Borrowers, the Debt to Adjusted Tangible Net Worth Ratio (as defined in the JPMorgan Facility) of Holdings and its Subsidiaries will not exceed 17:00 to 1:00.

ARTICLE VII

REPORTING COVENANTS

Holdings and the Borrowers covenant and agree until payment in full of the Obligations:

7.01. Financial Statements. Holdings and its Subsidiaries shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared from such system and records. Holdings and the Borrowers shall deliver or cause to be delivered to the Administrative Agent:

(a) Monthly Reports. Promptly when available and in any event within thirty (30) days after the end of each fiscal month, consolidated balance sheets of Holdings and its Subsidiaries at the end of such fiscal month, together with consolidated statements of earnings and cash flows for such fiscal month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such fiscal month, together with a comparison with the corresponding period of the previous Fiscal Year and, with respect to the statements of earnings and cash flows, a comparison with the budget for such period of the current Fiscal Year and a description of the material variances and the reasons for such variances, certified by the principal financial officer, the controller or the treasurer of Holdings.

(b) Quarterly Reports. Promptly when available and in any event within forty-five (45) days after the end of each fiscal quarter (except the last fiscal quarter of each Fiscal Year), consolidated balance sheets of Holdings and its Subsidiaries as of the end of such fiscal quarter, together with consolidated statements of earnings and cash flows for such fiscal quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such fiscal quarter, together with a comparison with the corresponding period of the previous Fiscal Year and, with respect to the statements of earning and cash flows, a comparison with the budget for such period of the current Fiscal Year and a description of the material variances and the reasons for such variances, certified by the principal financial officer, the controller or the treasurer of Holdings.

(c) Annual Reports. Promptly when available and in any event within ninety (90) days after the close of each Fiscal Year (other than Fiscal Year 2006 which shall be delivered to the Administrative Agent when Holdings files its annual report for Fiscal Year 2006 with the Securities Exchange Commission): a copy of the annual audited report of Holdings and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and consolidated statements of earnings and cash flows of Holdings and its Subsidiaries as of the end of such Fiscal Year, fairly and accurately presenting the financial condition of Holdings and its Subsidiaries as at such date and the results of operations of Holdings and its Subsidiaries for such fiscal year and setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and, with respect to the statements of earnings and cash flow, a separate document providing a description of the material variances and the reasons for such variances, all in reasonable detail, prepared in accordance with GAAP consistently applied, with such financial statements audited by independent certified public accountants at the end of such Fiscal Year, certified without qualification (except for the items disclosed on Schedule 7.01(c) with respect to Fiscal Year 2006) by Grant Thornton or other independent auditors of recognized standing selected by Holdings and reasonably acceptable to the Administrative Agent, together with a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Loan Parties were not in compliance with any provision of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Loan Parties were not in compliance with any such provision, describing such non-compliance in reasonable detail.

(d) Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audited report pursuant to Section 7.01(c) and each set of quarterly statements pursuant to Section 7.01(b), a duly completed compliance certificate in the form of Exhibit D, attached hereto and made a part hereof (the “Compliance Certificate”), with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by the principal financial officer, the controller or the treasurer of Holdings, containing (i) a computation of the financial covenants set forth in Section 9.08 and to the effect that such officer has not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it, and (ii) a written statement of Holdings’ management setting forth a discussion of Holdings’ financial condition, changes in financial condition and results of operations.

(e) Management Reports. Promptly upon receipt by Holdings or any other Loan Party, copies of all detailed financial and management reports submitted to Holdings or such Loan Party by independent auditors in connection with each annual or interim audit made by such auditors of the books of Holdings or such Loan Party.

(f) Business and Financial Plan. As soon as practicable, and in any event within thirty (30) days prior to the beginning of each Fiscal Year, a business and financial plan, a marketing and business plan for the Borrowers for such Fiscal Year (including an operating budget) prepared in a manner consistent with the projections delivered by the Borrowers to the Administrative Agent on or prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of the principal financial officer, the controller or the treasurer of the Borrower to the effect that (i) such projections were prepared by the Borrowers in good faith, (ii) the Borrowers have a reasonable basis for the assumptions contained in such projections and (iii) such projections have been prepared in accordance with such assumptions.

7.02. Notice of Default, Litigation and ERISA Matters. Promptly upon knowledge of any of the following, the Borrowers shall deliver or cause to be delivered to the Administrative Agent written notice describing the same and the steps being taken by the Loan Party affected thereby with respect thereto:

(a) the occurrence of a Default or an Event of Default;

(b)(i) within five (5) Business Days from knowledge thereof, any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrowers to the Administrative Agent which has been instituted or, to the knowledge of any Loan Party, is threatened in writing against any Loan Party or to which any of the properties of any thereof is subject which, if decided adversely against such Loan Party might reasonably be expected to have a Material Adverse Effect within thirty (30) days and (ii) on the tenth day of each month, all litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrowers to the Administrative Agent which has been instituted or, to the knowledge of any Loan Party, is threatened in writing against any Loan Party or to which any of the properties of any thereof is subject which involves an amount in controversy in excess of $5,000,000;

(c) within five (5) Business Days from knowledge thereof, the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the Pension Benefit Guaranty Corporation or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which is reasonably likely to result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of any Loan Party with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d) any cancellation or material change in any insurance maintained by any Loan Party; or

(e) any other event (including, but not limited to the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.

7.03. Other Information. Promptly, and in any case within ten (10) Business Days after receiving a request therefor from the Administrative Agent or the Required Lenders, the Borrowers shall prepare and deliver, or cause to be prepared and delivered, to the Administrative Agent and the Lenders such other information as from time to time may be reasonably requested by the Administrative Agent or the Required Lenders.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Holdings and the Borrowers covenant and agree until payment in full of the Obligations:

8.01. Existence, etc. Each Loan Party shall at all times maintain its existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses except where the loss or termination of such rights and franchises does not have or is not likely, individually or in the aggregate, to have a Material Adverse Effect.

8.02. Powers; Conduct of Business. Each Loan Party shall qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except for those jurisdictions where failure to so qualify does not have or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

8.03. Compliance with Laws, etc. Each Loan Party shall (a) except as set forth on Schedule 5.01(e), comply with all Requirements of Law and all restrictive covenants affecting such Loan Party or its business, property, assets or operations and (b) obtain as needed all Permits necessary for its operations and maintain such Permits in good standing, except in the case where noncompliance with either clause (a) or (b) above does not have or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

8.04. Payment of Taxes and Claims. Each Loan Party shall pay (a) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (b) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable prior to the same becoming subject to a Lien upon any of such Person’s properties or assets and prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if adequate reserves shall have been set aside therefor in accordance with GAAP; provided, further, however, that each Loan Party shall promptly pay or cause to be paid any valid judgment enforcing any such taxes and cause the same to be satisfied of record.

8.05. Insurance. (a) Each Loan Party shall maintain with financially sound and reputable insurers, reasonably satisfactory to the Agents, insurance against such liabilities referred to in Section 6.01(v) in the amount set forth on Schedule 6.01(v) in the policies provided on such Schedule and made available to the Administrative Agent prior to the Closing Date or such higher amounts as is customary at the time; and, upon request of the Administrative Agent, furnish to the Administrative Agent a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties.

8.06. Books and Records; Inspection of Property; Discussions. Each Loan Party shall keep its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP. Each Loan Party shall permit at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the Administrative Agent and its representatives (i) to inspect the properties and operations of such Loan Party, (ii) to visit any or all of its offices, (iii) to discuss its financial matters with its officers and its independent auditors (and such Loan Party hereby authorizes such independent auditors to discuss such financial matters of such Loan Party with the Administrative Agent or any representative thereof), (iv) to examine (and, at the expense of such Loan Party, photocopy extracts from) any of its books or other records, (v) to perform appraisals with respect to the Collateral, and (vi) to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to the Collateral. The Borrowers shall pay the reasonable costs and expenses of the Administrative Agent for up to two (2) such inspections, visits, appraisals and audits made by the Administrative Agent or its representatives during each Fiscal Year, provided, however, if an Event of Default has occurred and is continuing, the Borrowers shall pay all reasonable costs and expenses of the Administrative Agent for all such inspections, visits, appraisals and audits made by the Administrative Agent or its representative during the continuance of an Event of Default.

8.07. ERISA Compliance. Each Loan Party shall, and shall cause to the best of its ability, each ERISA Affiliate to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans.

8.08. Maintenance of Properties. Each Loan Party shall maintain and preserve all of their properties which are necessary or material in the proper conduct of their business in good working order and condition, ordinary wear and tear excepted, and comply in all material respects with the provisions of all material leases to which each of them is a party as lessee or under which each of them occupies property, so as to prevent any material loss or forfeiture thereof or thereunder.

8.09. Maintenance of Licenses, Contracts, Permits, Intellectual Property, etc. Each Loan Party shall maintain in full force and effect all material licenses, permits, governmental approvals, franchises, contract rights, authorizations or other material rights necessary for the operation of its business, and each Loan Party shall notify the Administrative Agent, promptly after learning thereof, of the suspension, cancellation, revocation or discontinuance of or of any pending or overtly threatened action or proceeding seeking to suspend, cancel, revoke or discontinue any material license, permit, governmental approval, franchise authorization or right. Each Loan Party shall maintain in full force and effect, and pay all costs and expenses relating to, all of its intellectual property that is material to its business; and each Loan Party shall aggressively pursue in the infringement by any Person of its intellectual property if, in the absence of any such action, such infringement is reasonably likely to have a Material Adverse Effect.

8.10. Condemnation. Immediately upon learning of the institution of any proceeding for the condemnation or other taking of any of the owned or leased real property of any Loan Party which would reasonably be expected to have a Material Adverse Effect, such Loan Party shall notify the Administrative Agent of the pendency of such proceeding, and permit the Administrative Agent to participate in any such proceeding, and from time to time will deliver to the Administrative Agent all instruments reasonably requested by the Administrative Agent to permit such participation.

8.11. Change in Collateral; Collateral Records. Each Loan Party shall (i) give the Administrative Agent and the Collateral Agent not less than thirty (30) days’ prior written notice of any change in the location of any Collateral from the locations set forth on Schedule 8.11, (ii) advise the Collateral Agent promptly, in sufficient detail, of any change which would reasonably be expected to have a Material Adverse Effect relating to the value of the Collateral or the Lien granted thereon and (iii) execute and deliver to the Collateral Agent for the benefit of the Lenders from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules, maintained by such Loan Party in the ordinary course of business, as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.

8.12. Further Assurances. Each Loan Party shall take such actions as are necessary or as the Administrative Agent or Collateral Agent may reasonably request from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that the Obligations are secured by substantially all of the assets of such Loan Party.

8.13. Warehouse Facility. The Borrowers will use best efforts to enter into a committed warehouse facility, which is not a repurchase facility and is acceptable to the Administrative Agent, such acceptance not to be unreasonably withheld, within the sixty (60) days immediately following the Closing Date. The Borrowers agree that 50% of the Dollar amount of all new loan originations will go into such committed warehouse facility.

8.14. REIT Status. The REIT shall maintain its status as a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856, et seq. of the Internal Revenue Code.

8.15. REIT Replacement Repo Facility. The REIT shall use its best efforts to enter into a REIT Replacement Repo Facility, the proceeds of which shall repay the aggregate outstanding principal amount of the Term C Loans.

ARTICLE IX

NEGATIVE COVENANTS

Holdings and the Borrowers covenant and agree until payment in full of the Obligations:

9.01. Indebtedness. No Loan Party shall, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Hedging Obligations incurred for bona fide hedging purposes and not for speculation;

(c) Indebtedness under facilities existing on the Closing Date as set forth on Schedule 9.01 in amounts up to the committed amounts under such facilities;

(d) Capital Leases and purchase money Indebtedness incurred by a Loan Party to finance the acquisition of fixed assets in an aggregate amount not to exceed $5,000,000 at any time;

(e) any Qualified Securitization Transaction that is non recourse (other than recourse traditionally given in securitization transactions, such as in respect of breaches of representations and warranties and servicing covenants) to Holdings and its Subsidiaries;

(f) any warehouse facility, the terms and conditions of which are either (i) satisfactory to the Administrative Agent (provided that if the Administrative Agent does not respond within three Business Days from the date documents with respect to such transaction have been delivered to the Administrative Agent, the Administrative Agent shall have been deemed to have consented) or (ii) substantially similar to a warehouse facility that has been previously approved by the Administrative Agent in writing;

(g) Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business; and

(h) intercompany Indebtedness of Holdings or any Subsidiary of Holdings owing to another Loan Party provided that that such intercompany Indebtedness shall not exceed such amounts incurred in the ordinary course of business consistent with past practices.

9.02. Mergers, Consolidations, Sales. No Loan Party (other than Holdings) shall be a party to any merger, consolidation or sale of all or substantially all of the assets, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease all or substantially all of its assets; provided that any Loan Party (other than the REIT and its Subsidiaries and Canadian Subsidiaries) may merge or consolidate with and into or sell all or substantially all of its assets to another Loan Party (other than the REIT and its Subsidiaries and

Canadian Subsidiaries) if (i) the Administrative Agent shall have a perfected pledge of and security interest in and to, the Equity Interest and other assets of the surviving Person as the Administrative Agent had immediately prior to such merger or consolidation and (ii) the surviving Person delivers to the Administrative Agent reasonably satisfactory documentation necessary to create, perfect or maintain the collateral position of the Collateral Agent therein.

9.03. Liens. No Loan Party shall, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to its assets (whether now owned or hereafter acquired), except:

(a) Liens securing the Obligations;

(b) Existing Liens;

(c) Liens securing Indebtedness permitted under Section 9.01(d), (e) and (f);

(d) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Loan Parties;

(e) Liens for taxes not yet due or that are being contested in good faith, provided that adequate reserves with respect thereto are maintained on the books of the Holdings or any of its Subsidiaries, as the case may be, in conformity with GAAP;

(f) landlord liens for rent not yet due and payable, and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days or that are being contested in good faith;

(g) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(h) deposits to secure liability to insurance carriers under insurance or self-insurance arrangements, and deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased; and

(j) any attachment or judgment Lien not constituting an Event of Default.

9.04. Change in Nature of Business. The Loan Parties, taken as a whole, shall not make any material change in the nature of their business as such business is carried on at the Closing Date.

9.05. Restricted Payments. No Loan Party shall make any Restricted Payment, except that (i) the REIT may make the 9.75% dividend on the Preferred Shares and dividends on its common equity and (ii) each Subsidiary of Holdings may make dividends on its Equity Interests.

9.06. Transactions with Affiliates. Except for transactions among the Loan Parties consistent with past practices and for transactions among the Loan Parties not consistent with past practices provided that such transactions do not exceed $10,000,000, no Loan Party shall, directly or indirectly, enter into or permit to exist any transaction with any of its Affiliates, except that (i) a Loan Party may enter into such a transaction if the terms are not less favorable to such Loan Party than those that might be obtained in an arm’s length transaction at the time from a Person who is not an Affiliate as determined by the Board of Directors of such Loan Party, provided that if such transaction is in excess of $50,000,000, such determination shall be made by an investment firm that is a Third Party, and (ii) to the extent consistent with maintaining the REIT’s status as a Section 856 Trust, the REIT may make loans to AHL.

9.07. Federal Reserve Regulations. The Borrowers shall not use any Loan or the proceeds of any Loan under this Agreement for any purpose that would cause such Loans to be margin loans under the provisions of Regulation T, U or X.

9.08. Financial Covenants.

(a) Minimum Liquidity. The Borrowers will maintain Liquidity of at least $75,000,000 at all times. In the event that the Borrowers’ Liquidity is less than $150,000,000 at any time, or if Management of any Borrower believes such event is reasonably likely to occur, the Borrowers shall give the Administrative Agent prompt notice of such event.

(b) Residual Values. The Residual Value will at all times equal or exceed 125% of the Combined REIT Debt. If at any time the Administrative Agent believes that the Residual Value does not exceed 125% of the Combined REIT Debt, then the Administrative Agent may request that the REIT determine the Residual Value as of a particular date and the parties agree to the following procedures in connection with such request:

(i) If the REIT determines that the Residual Value does not exceed 125% of the Combined REIT Debt, then the Administrative Agent, upon notice to the Borrowers, may demand that the Borrowers repay the Combined REIT Debt within thirty (30) days, at no premium, provided that the Borrowers may, in lieu of repaying the Combined REIT Debt, deposit cash in the REIT Cash Collateral Account in an amount equal to the difference between 125% of the Combined REIT Debt and the average of the Administrative Agent’s determination and the REIT’s determination.

(ii) If the REIT determines that the Residual Value does exceed 125% of the Combined REIT Debt, then the Administrative Agent will select a third party independent valuation firm, reasonably acceptable to the Borrowers, to determine the Residual Value. If the Residual Value received from the third party valuation firm is greater than 125% of the Combined REIT Debt, no further action may be taken by the Administrative Agent under this Section 9.08(b) with respect to that particular request. If the Residual Value received from the third party valuation firm is less than 125% of the Combined REIT Debt, then the Administrative Agent, upon notice to the Borrowers, may demand that the Borrowers repay the Combined REIT Debt within thirty (30) days, at no premium, provided that the Borrowers may, in lieu of repaying the Combined REIT Debt, deposit cash in the REIT Cash Collateral Account in an amount equal to the difference between 125% of the Combined REIT Debt and the average of the Administrative Agent’s determination and the third-party valuation firm’s determination.

(iii) The Borrowers may refinance the Combined REIT Debt with another facility, as long as such facility is not a repurchase financing structure and such facility does not exceed the lesser of $100,000,000 or the amount outstanding of the Combined REIT Debt at the time the Combined REIT Debt is repaid. If such Combined REIT Debt is not paid off by the Borrowers within 30 days following receipt by the Borrowers of the notice by the Agent, then the Agent may exercise any and all of its rights and remedies and take any other action deemed necessary to protect the Collateral Agent’s interest in the Residuals.

9.09. Modification of Governing Documents. No Loan Party shall amend, modify or otherwise change its Governing Documents other than changes which may not have an adverse effect on the any Agent’s or any Lender’s interest. The REIT shall not increase the 9.75% dividend on the Preferred Stock.

9.10. Inconsistent Agreements. No Loan Party shall enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrowers hereunder or by the performance by any Loan Party of any of its obligations hereunder or under any other Loan Document, (b) other than Qualified Securitization Transactions, Capital Leases and purchase money Indebtedness permitted by Section 9.01(d) and warehouse facilities permitted by Section 9.01(f), prohibit any Loan Party from granting to the Collateral Agent a Lien on any of its assets or (c) other than Qualified Securitization Transactions and the Indebtedness of Section 9.01(f), create or permit to exist or become effective any encumbrance or restriction on the ability of any of its Subsidiaries to (i) pay dividends or make other distributions to any Borrower or any other applicable Loan Party, or pay any Indebtedness owed to a Borrower or any other Loan Party, (ii) make loans or advances to a Borrower or (iii) transfer any of its assets or properties to a Borrower.

9.11. Investments. No Loan Party shall make or permit to exist any Investment in any other Person, except:

(a) Investments existing on the Closing Date and identified on Schedule 9.11;

(b) Cash Equivalents;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Investment consisting of any deferred portion of the sales price received in connection with any Disposition permitted under Section 9.17(f);

(e) Investments by a Loan Party in another Loan Party (other than the REIT and the Canadian Subsidiaries) provided that the aggregate amount of Investments under this clause (e) by way of contributions to capital or purchases of Equity Interests made by such Loan Party shall not exceed such amounts invested in the ordinary course of business consistent with past practices;

(f) Loans and advances by a Loan Party to the REIT or the Canadian Subsidiaries to support the growth of such Person provided that the Collateral Agent has a first priority Lien in the intercompany receivable arising from such loans and advances;

(g) Investments by a Loan Party in a securitization Subsidiary of Holdings in the ordinary course of business consistent with past practices;

(h) Investments consisting of loans or advances to employees of Holdings or any Subsidiary in the ordinary course of business and consistent with past practices in an aggregate amount not to exceed $1,000,000 outstanding at any one time;

(i) Investments in mortgage loans, repurchase loans, real estate owned, delinquent loans, pay-down of warehouse facilities to offset warehouse balances outstanding and hold-back on whole loan sales, each in the ordinary course of business consistent with past practices;

(j) Investments in residual interest in or subordinated securities issued by or under a Qualified Securitization Transaction; and

(k) other Investments by Holdings or any of its Subsidiaries; provided that the sum of the aggregate amount of Investments under this clause, shall not exceed $5,000,000.

9.12. Issuance of Equity. No Loan Party (other than Holdings) shall issue any additional Equity Interests except to the extent that such Equity Interests are held by a Loan Party and pledged to the Collateral Agent pursuant to reasonably satisfactory documentation.

9.13. Fiscal Year. Holdings and its Subsidiaries shall not change its Fiscal Year.

9.14. Investment Company Act of 1940. No Loan Party shall, with knowledge, engage in any business, enter into any transaction, use any securities or take any other action that would cause it to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

9.15. Securities Accounts. No Loan Party shall establish or maintain any Securities Account unless the Collateral Agent shall have received a Control Account Agreement in respect of such Securities Account. Each Loan Party shall comply in all material respects with the provisions of each Control Account Agreement to which it is a party.

9.16. Environmental. No Loan Party shall permit the use, handling, generation, storage, treatment, release or disposal of Hazardous Materials at any property owned or leased by such Loan Party except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

9.17. Disposition. No Loan Party shall enter into or consummate any Disposition, except for (a) ordinary course securitization issuances, replacement of warehouse collateral, placing unencumbered loans into a warehouse facility in anticipation of a securitization for the benefit of the REIT and sales of whole loans, (b) Dispositions of inventory or obsolete, damaged, worn out or surplus property disposed of in the ordinary course of its business, (c) a lease or sublease of real property in the ordinary course of business, (d) Dispositions of accounts receivable or mortgage loans in connection with the compromise or collection thereof in the ordinary course of business, (e) Dispositions of any license of software or other intellectual property in the ordinary course of business, and (f) any other Disposition (i) for fair market value and the consideration received consists of no less than 75% in cash and (ii) the Net Cash Proceeds received from such Disposition, together with the Net Cash Proceeds of all other assets disposed of pursuant to this clause since the Closing Date, does not exceed (individually or in the aggregate) $2,000,000 over the term of this Agreement. AHL shall not transfer warehoused loans to the REIT and the REIT shall not enter into any repo/financing transactions under any of its warehouse facilities other than in anticipation of a pending securitization of all such loans and, in the event of such an anticipated securitization, the loans can not be transferred to the REIT prior to the fifteenth day prior to the expected securitization closing date.

ARTICLE X

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

10.01. Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

(a) Failure to Make Payments When Due. The Borrowers shall fail to pay any principal of the Loans when due (including as provided under Section 2.07); or shall fail to pay any interest on the Loans or any other Obligation when such interest or Obligation shall become due and such failure shall continue for three (3) Business Days after notice by the Administrative Agent has been given to the Borrowers.

(b) Breach of Representation or Warranty. Any representation or warranty made or deemed to have been made by any Loan Party under, relating to or in connection with this Agreement, the Note, any of the other Loan Documents or any certificate or statement furnished by any Loan Party pursuant to or in connection with this Agreement shall be false or misleading in any material respect when made.

(c) Breach of Certain Covenants. Any Loan Party shall fail duly and punctually to perform or observe (i) any agreement, covenant or obligation binding on such Loan Party under Section 7.02, Section 7.03, the second sentence of Section 8.06, Article IX or Article XI; or (ii) any agreement, covenant, covenant or obligations binding on such Loan Party under Section 7.01 and such failure continues for a period of five (5) Business Days thereafter; or (iii) any agreement, covenant, covenant or obligations binding on such Loan Party under Section 8.01; Section 8.05; the first sentence of Section 8.06; Section 8.11; or Section 8.12 and such failure continues for a period of fifteen (15) days thereafter.

(d) Other Defaults. Any Loan Party shall fail duly and punctually to perform or observe any term, covenant or obligation binding on such Loan Party under this Agreement or under any other Loan Document (other than as described in Sections 10.01(a) or (c)), and such failure shall continue for thirty (30) days after any Loan Party knew, or, in the exercise of due care, should have known, of such failure.

(e) Default as to Other Indebtedness. Any Loan Party shall fail to make any payment when due, including any applicable grace periods, (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than an Obligation) if the aggregate amount of such other Indebtedness is $5,000,000 or more; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof (with or without the giving of notice or lapse of time or both) is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness or, as to Indebtedness, permit the holder or holders of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any Indebtedness if the aggregate amount of such Indebtedness is $5,000,000 shall be declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by any Loan Party (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or the holder or holders of any Lien, securing obligations of $5,000,000 or more, shall commence foreclosure of such Lien upon property of any Loan Party; provided, however, an Existing Default shall not constitute an Event of Default under this subsection (e) for a period of sixty (60) days following the Closing Date unless a Person is exercising remedies as a result of such Existing Default or the Loan Parties fail to comply with Section 8.15; provided that if a Change of Control Event occurs prior to the expiration of such sixty day period, such period shall be extended by an additional thirty (30) days.

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) An involuntary case shall be commenced against any Loan Party and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Loan Party in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law; or the board of directors of any Loan Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party or over all or a substantial part of the assets of any Loan Party shall be entered; or an interim receiver, trustee or other custodian of any Loan Party or of all or a substantial part of the assets of any Loan Party shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the assets of any Loan Party shall be issued and any such event shall not be stayed, dismissed, bonded or discharged; or the board of directors of any Loan Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. Any Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its assets; or any Loan Party shall make any assignment for the benefit of creditors or shall be unable or fail, or shall admit in writing its inability, to pay its debts as such debts become due, or the board of directors of any Loan Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(h) Judgments and Attachments. Any money judgment (other than a money judgment covered by insurance as to which the insurance company has acknowledged coverage), writ or warrant of attachment, or similar process against any Loan Party or any assets of any Loan Party involving in any case an amount in excess of $10,000,000 is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days, unless such money judgment, writ or warrant of attachment, or similar process is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and only if adequate reserves shall have been set aside therefor in accordance with GAAP.

(i) Dissolution. Any order, judgment or decree shall be entered against any Loan Party decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period of thirty (30) days; or any Loan Party shall otherwise dissolve or cease to exist.

(j) Loan Documents. At any time, for any reason, (i) any Loan Document ceases to be in full force and effect or any Loan Party seeks to repudiate its obligations thereunder or the Liens intended to be created thereby are, or any Loan Party seeks to render such Liens, invalid or unperfected, or (ii) Liens in favor of the Collateral Agent contemplated by the Loan Documents shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated hereby or by the other Loan Documents.

(k) ERISA Liabilities. Any Termination Event (as defined in ERISA) occurs which will or is reasonably likely to subject either the Borrower or an ERISA Affiliate to a liability that exceeds $10,000,000.

(l) Waiver Application. The plan administrator of any Benefit Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and the Administrative Agent believes that the substantial business hardship upon which the application for the waiver is based could subject either the Borrower or any ERISA Affiliate to liability that exceeds $10,000,000.

(m) Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.

An Event of Default shall be deemed “continuing” until cured or waived in writing in accordance with Section 13.05.

10.02. Rights and Remedies.

(a) Acceleration and Termination. Upon the occurrence of any Event of Default described in Section 10.01(f) or 10.01(g), the Commitment shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by each Loan Party, and the obligations of the Lenders to make Loans hereunder shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent may, and at the written direction of the Required Lenders shall, declare (i) that the Commitment is terminated, whereupon the Commitment shall immediately terminate, and/or (ii) the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration, except as may be specifically provided for herein).

(b) Enforcement. Each Loan Party acknowledges that in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Administrative Agent, the Collateral Agent or any Lender; therefore, each Loan Party agrees that the Administrative Agent, the Collateral Agent or any Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

ARTICLE XI

CASH COLLATERAL

11.01. Cash Collateral Accounts.

(a) Establishment of Accounts. On or prior to the Closing Date, (i) AHL shall have established two Deposit Account which are subject to a Control Account Agreement (the “AHL Cash Collateral Accounts”) and (ii) the REIT shall have established a Deposit Account which is subject to a Control Account Agreement (the “REIT Cash Collateral Account”).

(b) Deposits. AHL has directed the REIT and its Board of Directors that all dividends to be paid on the common stock of the REIT shall be paid directly to one of the AHL Cash Collateral Accounts (“AHL Cash Flow Account”). In addition, Holdings agrees that promptly upon the receipt by it or any Subsidiary of any federal tax refund for 2006 or 2007, it shall deposit, or cause to be deposited, such refund directly into the AHL Cash Flow Account. To the extent that the dividends paid on the common stock of the REIT are not paid directly to AHL Cash Flow Account, AHL hereby agrees to deposit all such dividends into the AHL Cash Flow Account promptly upon AHL’s receipt thereof and, pending deposit, to hold such dividends in trust for the benefit of the Collateral Agent, the Administrative Agent and the Lenders. $30,000,000 shall be deposited by AHL on the Closing Date in the other AHL Cash Collateral Account (the “AHL Deposit Collateral Account”).

(c) Use of Funds on Deposit. The funds on deposit in the AHL Deposit Collateral Account may be used by AHL to support and invest in any Qualified Securitization Transactions permitted under Section 9.01 and for the equity component of committed warehouse lines of credit permitted under Section 9.01, provided that the Collateral Agent has a first priority perfected security interest in the residual and subordinated interests held by one or more Loan Parties of such new securitizations (the “AHL Deposit Collateral Account Permitted Purposes”). If an Event of Default has occurred, the Collateral Agent shall have the right to terminate AHL’s access to the AHL Deposit Collateral Account, provided however AHL may continue to use the funds on deposit in the AHL Deposit Collateral Account for AHL Deposit Collateral Account Permitted Purposes with the consent of the Collateral Agent, which consent shall not be unreasonably withheld. So long as no Default or Event of Default has occurred and the Liquidity is not below $75,000,000, AHL shall have access to funds on deposit in the AHL Cash Flow Account. At any time that the Liquidity is below $75,000,000, 50% of all dividends on the common stock of the REIT and 100% of any federal tax refund relating to the 2006 and 2007 calendar year-end will remain in the AHL Cash Flow Account. If any Default or Event of Default occurs, all dividends of the common stock of the REIT and 100% of any federal tax refund relating to the 2006 and 2007 calendar year-end will remain in the AHL Cash Flow Account during the existence of such Default or Event of Default.

(d) Cash Collateral Accounts. The Cash Collateral Accounts shall be under the sole dominion and control of the Collateral Agent. The Collateral Agent alone shall have power of withdrawal from the Cash Collateral Accounts, except as provided in the next sentence. Upon the terms and subject to the conditions set forth in the Control Account Agreements and provided that no Default and Event of Default shall have occurred, AHL shall have access to the funds on deposit in the AHL Cash Collateral Accounts in accordance with Section 11.01(c). Upon a Default or an Event of Default, the Collateral Agent may terminate AHL’s access to such funds.

(e) Funds on Deposit. Upon an Event of Default, the Collateral Agent may direct that all funds received in the Cash Collateral Accounts shall be transferred to the Administrative Agent for application to the Loans. So long as no Default or Event of Default has occurred and is continuing, funds on deposit in the REIT Cash Collateral Account shall be released to the extent it is established, pursuant to procedures substantially similar to those set forth in Section 9.06, that the Residual Value equals or exceeds 125% of the Combined REIT Debt.

ARTICLE XII

THE AGENTS

12.01. Appointment Powers and Immunities; Delegation of Duties, Liability of Agents.

(a) Each Lender hereby designates and appoints the Administrative Agent as its administrative agent under this Agreement and the other Loan Documents and the Collateral Agent as its collateral agent under this Agreement and the other Loan Documents. Each Lender hereby irrevocably authorizes each such Agent to take such action on such Lender’s behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each such Agent agrees to act as such on the express conditions contained in this Article XII. The provisions of this Article XII are solely for the benefit of the Administrative Agent, Collateral Agent, and the Lenders. The Borrower shall not have any rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, each such Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall each such Agent have or be deemed to have any fiduciary relationship with any of the Lenders and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against each such Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only and that each such Agent is merely the representative of the Lenders, and has only the contractual duties set forth in this Agreement and the other Loan Documents. Except as expressly otherwise provided in this Agreement, each such Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which such Agent is expressly entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. No Lender shall have any right of action whatsoever against each such Agent as a result of such Agent acting or refraining from acting hereunder pursuant to such discretion and any action taken or failure to act pursuant to such discretion shall be binding on the Lenders. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Administrative Agent or Collateral Agent, each of the Lenders agree that, as long as this Agreement remains in effect: (i) (A) Administrative Agent shall have the right to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, Collections, and related matters, and (B) Collateral Agent shall have the right to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (ii) Collateral Agent shall have the right to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents; (iii) Administrative Agent shall have the right to exclusively receive, apply, and distribute the Collections as provided in the Loan Documents; (iv) Administrative Agent shall have the right to open and maintain such bank accounts and lock boxes as Administrative Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collections and, on behalf of Collateral Agent, with respect to the Collateral; (v) (A) Administrative Agent shall have the right to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Borrower, the Obligations, the Collections, or otherwise related to any of same as provided in the Loan Documents, and (B) Collateral Agent shall have the right to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to Borrower, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents; and (vi) Administrative Agent and Collateral Agent each shall have the right to incur and pay such fees, charges, and expenses under the Loan Documents as such Agent reasonably may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents. Administrative Agent may deem and treat the payee of any Obligation as the holder thereof for all purposes of the Loan Documents unless and until a notice of the assignment or transfer of such Obligation shall have been filed with Administrative Agent. Each Lender further consents to (y) the execution, delivery, and performance by Administrative Agent or Collateral Agent of each Loan Document entered into by such Agent on behalf of the Lenders as contemplated by this Agreement, and (z) the terms of such Loan Documents.

(b) Except as otherwise provided in this section, each of Administrative Agent and Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Each of Administrative Agent and Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made in compliance with this section and without gross negligence or willful misconduct.

(c) None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by any Borrower or Affiliate of any Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent or Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

12.02. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it first shall receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, such Agent shall act, or refrain from acting, as it deems advisable. If any Agent so requests, it first shall be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent in all cases shall be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

12.03. Defaults. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Administrative Agent for the account of the Lenders, except with respect to Events of Default of which Administrative Agent has actual knowledge, and unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “Notice of Default”. Administrative Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Administrative Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and each Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its participants, if any. Subject to Sections 12.02 and 12.07, each Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Article X; provided, however, that unless and until such Agent has received any such request, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

12.04. Rights as a Lender.

(a) With respect to its Commitments and the Loans made by it, Farallon (and any successor acting as Administrative Agent, if any, as permitted by Section 12.08(a) hereof) in its capacity as a Lender under the Loan Documents shall have the same rights, privileges and powers under the Loan Documents as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity. Farallon (and any successor acting as Administrative Agent) and its affiliates may (without having to account for the same to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with Borrower (and any of its Affiliates) as if it were not acting as Administrative Agent, and Farallon (and its successors) and its affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

(b) With respect to its Commitments and the Loans made by it, Farallon (and any successor acting as Collateral Agent, if any, as permitted by Section 12.08(b) hereof) in its capacity as a Lender under the Loan Documents shall have the same rights, privileges and powers under the Loan Documents as any other Lender and may exercise the same as though it were not acting as Collateral Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Collateral Agent in its individual capacity. Farallon (and any successor acting as Collateral Agent) and its affiliates may (without having to account for the same to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with Borrower (and any of its Affiliates) as if it were not acting as Collateral Agent, and Farallon and its affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

12.05. Costs and Expenses; Indemnification. Each Agent may incur and pay fees, costs, and expenses under the Loan Documents to the extent such Agent deems reasonably necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including without limiting the generality of the foregoing, court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not any Borrower is obligated to reimburse the Lenders for such expenses pursuant to the Loan Agreement or otherwise. Each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof (in accordance with its Commitment). Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (without limiting the obligation of Borrower to do so), according to their Pro Rata Shares (in accordance with their respective total Commitments), from and against any and all Indemnified Matters (including without limitation Indemnified Matters arising under any Environmental Law as provided in Section 13.03); provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Matters resulting solely from such Person’s gross negligence or willful misconduct as determined in a final order by a court of competent jurisdiction. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent or Collateral Agent, as the case may be, upon demand for such Lender’s ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein. The undertaking in this section shall survive the payment of all Obligations hereunder and the resignation or replacement of any Agent.

12.06. Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any review of the affairs or Property of Borrower, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person (other than the Lenders) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person (other than the Lenders) party to a Loan Document. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

12.07. Failure to Act. Except for action expressly required of any Agent under the Loan Documents, such Agent shall in all cases be fully justified in failing or refusing to act under any Loan Document unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 12.05 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.08. Resignation of Agent.

(a) The Administrative Agent may resign at any time by notice to the Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been appointed by the Required Lenders and have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, remedies, powers, privileges, duties and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations, under the Loan Documents. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article XII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

(b) Collateral Agent may resign at any time by notice to the Lenders and Borrower. Upon any such resignation, Required Lenders shall have the right to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been appointed by Required Lenders and have accepted such appointment within 30 days after the retiring Collateral Agent’s giving of notice of resignation, then the retiring Collateral Agent may, on behalf of Lenders, appoint a successor Collateral Agent. Upon the acceptance of any appointment as Collateral Agent by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, remedies, powers, privileges, duties and obligations of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations, under the Loan Documents. After any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Article XII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Collateral Agent.

12.09. Collateral Sub-Agents. The Lenders by its execution and delivery of this Agreement (or any joinder hereto or any Assignment and Acceptance hereunder), agrees that, in the event it shall hold any monies or other investments on account of Borrower, such monies or other investments shall be held in the name and under the control of the Administrative Agent or such Lender, and the Administrative Agent or such Lender shall hold such monies or other investments as a collateral sub-agent for Collateral Agent under this Agreement and the other Loan Documents. Borrower by its execution and delivery of this Agreement hereby consents to the foregoing.

12.10. Communications by Borrower. Except as otherwise provided in this Agreement, any communications of the Borrower with respect to the Loan Documents shall be with Administrative Agent or Collateral Agent, as the case may be, and such Borrower shall be under no obligation to communicate directly with the Lenders.

12.11. Collateral Matters.

(a) The Lenders hereby irrevocably authorize Collateral Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Borrower of all Obligations or (ii) in accordance with the provisions of the Loan Documents. Except as provided above or expressly provided in any other Loan Document, Collateral Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of the Required Lenders.

(b) Collateral Agent shall have no obligation whatsoever to any other Lenders to assure that the Collateral exists or is owned by Borrower or is cared for, protected, or insured or has been encumbered, or that the Lenders’ Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Collateral Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given Collateral Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Collateral Agent shall have no other duty or liability whatsoever to any other Lender as to any of the foregoing, except as otherwise provided herein.

12.12. Restrictions on Actions by Administrative Agent and the Lenders; Sharing Payments.

(a) Administrative Agent and each of the Lenders agrees that it shall not, without the express consent of Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Administrative Agent and Collateral Agent, set off against the Obligations, any amounts owing by such Lenders to Borrower or any accounts of Borrower now or hereafter maintained with such Lenders. Administrative Agent and each of the Lenders further agrees that it shall not, unless specifically requested to do so by Collateral Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lenders any preference or priority against the other Lenders with respect to the Collateral.

(b) Subject to Section 12.04, if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from Administrative Agent in excess of such Lender’s ratable portion of all such distributions by Administrative Agent, such Lender promptly shall turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in same day funds, as applicable, for the account of the Lenders and for apportionment and application to the Obligations in accordance with Section 2.06(c) hereof.

12.13. Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of an Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Administrative Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lenders. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 12.05, no Agent or any Lender shall have any liability for the acts of the other Agent or any other Lender. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

ARTICLE XIII

MISCELLANEOUS

13.01. Assignments and Participations. (a) This Agreement shall be binding upon and inure to the benefit of Borrowers and the Lenders and their respective successors and assigns; provided, however, that Borrowers may not assign or transfer any of their rights hereunder without the prior written consent of the Lenders, which consent may be granted or withheld in the Lenders’ sole discretion and any such assignment without the Lenders’ prior written consent shall be null and void. Each Lender may at any time sell, assign or participate its rights and obligations under this Agreement to an Eligible Assignee without notice to or the consent of the Borrowers or any other Lenders.

(b) Limitations on Assignments. Each assignment shall be subject to the following conditions: (i) each assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender’s rights and obligations in respect of its interest being assigned under this Agreement and its Note and, in the case of a partial assignment, shall be in a minimum principal amount of $40,000,000 and shall be an integral multiple of $100,000 except that such limitations shall not apply to an assignment by any Lender of any portion of its rights and obligations to another Lender, or an assignment by any Lender of any portion of its rights and obligations to an Affiliate of such Lender, or an assignment by any Lender of all of its rights or obligations to another Person, (ii) each such assignment shall be to an Eligible Assignee, and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $5,000; provided, however, any Lender may assign any or all of its rights and obligations under this Agreement to any of its Affiliates without notice to or consent of the Borrower or the Administrative Agent and without being subject to the foregoing conditions (including the payment of the processing and recordation fee). Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date specified in each Assignment and Acceptance and accepted by the Administrative Agent (which effective date shall not be any earlier than the date on which the Administrative Agent so accepts and records the Assignment and Acceptance in the Register), (x) the assignee thereunder shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original Lender hereunder and (y) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender’s rights and obligations under this Agreement, the assigning Lender shall cease to be a party hereto).

(c) The Register. The Administrative Agent, acting for this purpose as agent for the Borrower, shall maintain at its address a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an Assignment and Acceptance. The Administrative Agent shall incur no liability of any kind to the Borrower, any Lender or any other Person with respect to its maintenance of the Register or the recordation of information therein subject to the Agents gross negligence or willful misconduct. The Register shall include a control account and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent from the Borrowers hereunder and each Lender’s share thereof. The Administrative Agent will render a monthly statement of such accounts to the Borrowers. Each such statement shall be deemed final, binding and conclusive upon the Borrowers in all respects as to all matters reflected therein (absent manifest error) unless the Borrowers, within thirty (30) days after the date such statement is rendered, delivers to the Administrative Agent written notice of any objections which the Borrowers may have to any such statement. In that event, only those items expressly objected to in such notice shall be deemed to be disputed by the Borrowers. The entries in the Register shall be final, conclusive and binding upon the Borrowers for all purposes, absent manifest error, and the Borrowers and each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective unless and until the Assignment and Acceptance has been accepted by the Administrative Agent and registered in the Register.

(d) Fee. Upon its receipt of an Assignment and Acceptance executed by the assigning Lender and an Eligible Assignee and a processing and recordation fee of $5,000 (payable by the assigning Lender or the assignee, as shall be agreed between them), the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in compliance with this Agreement and in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers and the other Lenders.

(e) Participations. Each Lender may sell participations to one or more commercial banks, lending institutions, finance companies, insurance companies, other financial institutions or funds in or to all or a portion of its rights and obligations under and in respect of any and all facilities under this Agreement (including, without limitation, all or a portion of any or all of its Commitments hereunder); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) such participant must be an Eligible Assignee, and (v) such participant’s rights to agree or to restrict such Lender’s ability to agree to the modification, waiver or release of any of the terms of the Loan Documents or to the release of any Collateral covered by the Loan Documents, to consent to any action or failure to act by any party to any of the Loan Documents or any of their respective Affiliates, or to exercise or refrain from exercising any powers or rights which any Lender may have under or in respect of the Loan Documents or any Collateral, shall be limited to the right to consent to (A) the increase in the Commitment of the Lender from whom such participant purchased a participation, (B) the reduction of the principal of, or rate or amount of interest on, the Loans subject to such participation (other than by the payment or prepayment thereof), (C) the postponement of any date fixed for any payment of principal of, or interest on, the Loan(s) subject to such participation (except with respect to any modifications of the provisions relating to prepayments of Loans and other Obligations) and (D) the release of any guarantor of the Obligations or all or a substantial portion of the Collateral.

(f) Information Regarding the Borrower. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.01, disclose to the assignee or participant or proposed assignee or participant, any information relating to any of the Borrower or any other Loan Party furnished to such Lender by the Administrative Agent or by or on behalf of such Borrower or such Loan Party; provided that, prior to any such disclosure, such assignee or participant, or proposed assignee or participant, shall agree to preserve the confidentiality of any confidential information described therein pursuant to the terms of this Agreement.

(g) Payment to Participants. Anything in this Agreement to the contrary not withstanding, in the case of any participation, all amounts payable by the Borrower under the Loan Documents shall be calculated and made in the manner and to the parties required hereby as if no such participation had been sold.

(h) Lenders’ Creation of Security Interests. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement and its Note (including, without limitation, Obligations owing to it and the Note held by it) in favor of any Federal Reserve Bank of the Federal Reserve Board without consent of any of the Borrower or the Administrative Agent. Lender will give notice of such security interest, provided that the failure to do so will in no way create any liability on the part of the Lender.

13.02. Expenses.

(a) Through Closing Date. The Borrowers agree upon demand to pay, or reimburse each Agent for, all legal, tax and regulatory costs and expenses (including, without limitation, fees and expenses of counsel to the Agents) on work performed through the date hereof and work to be performed through the Closing Date up to a maximum of $1,500,000.

(b) Following Closing Date. The Borrowers agree upon demand to pay, or reimburse each Agent for, all reasonable out-of-pocket costs and expenses of every type and nature incurred (it being understood that Farallon is not changing an administration fee) by such Agent after the Closing Date in connection with (i) the interpretation of this Agreement, the other Loan Documents and the making of the Loans hereunder; (ii) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to such Agent’s rights and responsibilities under this Agreement and the other Loan Documents; (iii) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (iv) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, the assets of any Loan Party, any Loan Party, this Agreement or any of the other Loan Documents; (v) the response to, and preparation for, any subpoena or request for document production with which such Agent is served or deposition or other proceeding in which such Agent is called to testify, in each case, relating in any way to the Obligations, the assets of any Loan Party, any Loan Party, this Agreement or any of the other Loan Documents; and (vi) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

(c) After Default. The Borrowers further agree to pay or reimburse each Agent and each Lender upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees incurred by such Agent or Lender after the occurrence of an Event of Default (i) in enforcing any Loan Document or any of the Obligations or any security therefor or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, the Property, any Loan Party and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

13.03. Indemnity. The Borrowers further agree to defend, protect, indemnify, and hold harmless each Agent and each Lender and each of their respective Affiliates, and their respective officers, directors, employees, members, managing members, agents, attorneys-in-fact and shareholders (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding income, franchise and similar taxes and including, without limitation, the fees, expenses and disbursements of legal counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of (a) this Agreement, the Notes, the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loans, the use or intended use of the proceeds of the Loans, or any of the transactions contemplated by the Loan Documents, or (b) any liabilities and costs under any Environmental Law or common law principles arising from or in connection with the past, present or future operations of any Loan Party or any of its predecessors in interest, or, the past, present or future environmental condition of any Property of any Loan Party, the presence of asbestos-containing materials at any Property of any Loan Party or the Release or threatened Release of any Hazardous Material into the environment from any Property of any Loan Party or to which any Loan Party sent any Hazardous Material for treatment, storage disposal or recycling (collectively, the “Indemnified Matters”); provided, however, the Borrowers shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee, as determined by a court of competent jurisdiction in a judgment or order. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

13.04. Setoff. In addition to any Liens granted under the Loan Documents and any rights now or hereafter granted under applicable law, upon the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of such Lender (at its option but only with the prior written consent of all Lenders) is hereby authorized by each Borrower and each other Loan Party at any time and from time to time, without notice to any Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held or owing by the Lenders or any of their respective Affiliates to or for the credit or the account of such Borrower or such other Loan Party against and on account of the Obligations of the Borrowers to the Lenders or any of their respective Affiliates, including, but not limited to, all Loans and all claims of any nature or description arising out of or in connection with this Agreement or the Notes, irrespective of whether or not (i) the Lenders shall have made any demand hereunder or (ii) the Lenders shall have declared the principal of and interest on the Loans and other amounts due hereunder and under the Notes to be due and payable as permitted by Article X and even though such Obligations may be contingent or unmatured. The Lenders agree to notify Borrowers, Collateral Agent and Administrative Agent promptly after any such set-off and application made by the Lenders provided that the failure to give such notice to the Borrowers shall not affect the validity of such set-off and application.

13.05. Amendments and Waivers. Unless otherwise provided in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party or any Lenders therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or by Administrative Agent and Collateral Agent, in each case, at the written request of the Required Lenders), and, with respect to amendment, by the Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by Borrower, all the Lenders, Administrative Agent and Collateral Agent do any of the following:

(a) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(b) reduce the principal of, or the rate of interest specified herein, on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, or forgive, compromise, or cancel any of the Obligations;

(c) amend this Section or any provision of the Agreement providing for consent or other action by all Lenders;

(d) release Collateral other than as permitted by Section 12.11, or subordinate any security interest or liens of Collateral Agent for the benefit of the Lenders;

(e) change the definition of “Required Lenders” or “Pro Rata Share”;

(f) release any Loan Party from any Obligation for the payment of money, or agree to subordinate any of the Obligations in right of payment to any other Indebtedness;

(g) permit the sale of all or substantially all of the assets of any Loan Party;

(h) amend any of the provisions of Article XIII;

and, provided further, however, that (1) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (2) no amendment, waiver or consent shall, unless in writing and signed by Collateral Agent, affect the rights or duties of Collateral Agent under this Agreement or any other Loan Document, and (3) each of the Lenders is hereby deemed to have instructed the Collateral Agent (A) to release its Liens as to the property which is the subject of any asset sale, assignment or other disposition of property or assets which is permitted hereunder without any further consent of any Lender, and (B) to take such other actions as are necessary or desirable to facilitate any such disposition. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of or with respect to Article XII shall not require the consent by or the agreement of any Loan Party.

13.06. Notices. (a) Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed or sent by courier service or United States certified mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or three (3) Business Days after deposit in the United States mail with postage prepaid and properly addressed. Notices to the Administrative Agent pursuant to Article II shall not be effective until received by the Administrative Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 13.06) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties to this Agreement.

(b) Each Loan Party agrees to indemnify and hold harmless each Indemnitee from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including, without limitation, reasonable fees and disbursements of counsel to any such Indemnitee) which may be imposed on, incurred by or asserted against any such Indemnitee in any manner relating to or arising out of any action taken or omitted by such Indemnitee in good faith in reliance on any notice or other written communication in the form of a facsimile purporting to be from the Borrower; provided that such Loan Party shall have no obligation under this Section 13.06(b) to an Indemnitee with respect to any indemnified matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a judgment or order.

13.07. Survival of Warranties and Agreements. All representations and warranties made herein and all obligations of the Borrower in respect of taxes, indemnification and expense reimbursement shall survive the execution and delivery of this Agreement and the other Loan Documents, the making and repayment of the Loans and the termination of this Agreement and shall not be limited in any way by the passage of time or occurrence of any event and shall expressly cover time periods when the Agents or Lenders may have come into possession or control of any assets of any Loan Party.

13.08. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or the Lenders in the exercise of any power, right or privilege under this Agreement, the Notes or any of the other Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement, the Notes and the other Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

13.09. Marshalling; Payments Set Aside. None of the Administrative Agent, the Collateral Agent or any Lender shall be under any obligation to marshal any assets in favor of any Borrower, any other Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Borrower makes a payment or payments to any Lender or Agent, or any of such Persons exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

13.10. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

13.11. Severability. In case any provision in or obligation under this Agreement, the Notes or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

13.12. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect.

13.13. GOVERNING LAW. THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

13.14. Limitation of Liability. No claim may be made by the Borrowers, any other Loan Party or any other Person against any Agent, any Lender or their respective Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or the Notes or the other Loan Documents, or any act, omission or event occurring in connection therewith; and each Borrower and each other Loan Party hereby waive, release and agree not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

13.15. Successors and Assigns. This Agreement, the Notes and the other Loan Documents shall be binding upon the parties thereto and their respective successors and assigns and shall inure to the benefit of the parties thereto and the successors and permitted assigns of the Lenders. The rights hereunder of the Borrowers and the other Loan Parties, or any interest therein, may not be assigned without the written consent of the Lenders.

13.16. Certain Consents and Waivers.

13.17. CONSENT TO JURISDICTION, SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 13.06, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING. BORROWER HEREBY IRREVOCABLY APPOINTS CT CORPORATION, 111 EIGHTH AVENUE, NEW YORK, NEW YORK, 10011, AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY AGENT OR LENDER TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

13.18. WAIVER OF JURY TRIAL, ETC. BORROWER, EACH AGENT AND EACH LENDER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, THE NOTES OR OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWER CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER WOULD NOT, IN THE EVENT OF

ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. BORROWER HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS ENTERING INTO THIS AGREEMENT.

13.19. Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against the Loan Parties, the Administrative Agent, the Collateral Agent and each Lender on the date hereof when each such party hereto executes and delivers this Agreement. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions hereof are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

13.20. Entire Agreement. This Agreement, taken together with all of the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

13.21. Confidentiality. The Lenders, Administrative Agent and Collateral Agent shall hold all nonpublic information of the Loan Parties obtained pursuant to the requirements of this Agreement in accordance with Administrative Agent’s, Collateral Agent’s and each Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound practices and in any event may make disclosure reasonably required by a bona fide offeree, transferee or participant in connection with the contemplated transfer or participation or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such offeree, transferee or participant to agree (and require any of its offerees, transferees or participants to agree) to comply with this Section 13.22. In no event shall any Agent or Lender be obligated or required to return any materials furnished by any Loan Party.

13.22. Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

13.23. Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Agent, any Lender or the Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

ACCREDITED HOME LENDERS, INC., as Borrower

By:	/s/ James A. Konrath
Title:	Chief Executive Officer

Address:	15253 Avenue of Science
San Diego, CA 92128

ACCREDITED MORTGAGE LOAN REIT TRUST, as Borrower

By:	/s/ James A. Konrath
Title:	Chief Executive Officer

Address:	15253 Avenue of Science
San Diego, CA 92128

ACCREDITED HOME LENDERS HOLDINGS CO., as a Guarantor

By:	/s/ James A. Konrath
Title:	Chief Executive Officer

Address:	15253 Avenue of Science
San Diego, CA 92128

FARALLON CAPITAL MANAGEMENT, L.L.C., as Administrative Agent

By:	/s/ Jason E. Moment
Title:	Managing Member

Address:	1 Maritime Plaza Suite 2100 San Francisco, CA 94111 Att: Monica Landry & Colby Clark

FARALLON CAPITAL MANAGEMENT, L.L.C., as Collateral Agent

By:	/s/ Jason E. Moment
Title:	Managing Member

Address:	1 Maritime Plaza Suite 2100 San Francisco, CA 94111 Att: Monica Landry & Colby Clark

MORTGAGE INVESTMENTS FUNDING, L.L.C., as Lender

By: Farallon Capital Management, L.L.C., its Manager

By:	/s/ Jason E. Moment
Title:	Managing Member

Address:	1 Maritime Plaza Suite 2100 San Francisco, CA 94111 Att: Monica Landry & Colby Clark